Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SALESFORCE.COM, INC.

HEROKU, INC.

HI’IAKA ACQUISITION CORPORATION

AND WITH RESPECT TO ARTICLES VII, VIII AND IX ONLY

JOHN CONNORS

AS STOCKHOLDER REPRESENTATIVE

AND

U.S. BANK NATIONAL ASSOCIATION

AS ESCROW AGENT

Dated as of December 7, 2010

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Form of Stockholder Written Consent
Exhibit B	Form of Joinder Agreement
Exhibit C	Form of Voting Agreement
Exhibit D	Form of Non-Competition and Non-Solicitation Agreement
Exhibit E	Form of 280G Waiver
Exhibit F	Form of Certificate of Merger
Exhibit G	Form of Director and Officer Resignation and Release Letter
Exhibit H	Form of Legal Opinion of Counsel of the Company
Exhibit I	Investment of Exchange Fund / Escrow Amount

Schedules

Schedule 1.6(a)(i)	Key Employees
Schedule 2.14(d)(ii)-A	Form of Employee Proprietary Information Agreement
Schedule 2.14(d)(ii)-B	Form of Consultant Proprietary Information Agreement
Schedule 5.20	Indemnification Schedule
Schedule 6.2(j)	Terminated Agreements

The registrant agrees to furnish to the Securities and Exchange Commission upon request a copy of any omitted exhibit or schedule.

-iv-

INDEX OF DEFINED TERMS

Term	Section Reference in Agreement

280G Approval	5.7(b)(ii)
280G Waiver	6.2(d)
Action of Divestiture	5.4
Adjusted Balance Sheet	7.6(a)
Agent Indemnification Expenses	7.4(i)(vii)
Agent Interpleader Expenses	7.4(i)(vi)
Agreement	Preamble
Balance Sheet Adjustment Amount	1.6(a)
Balance Sheet Date	2.7
Balance Sheet Target	1.6(a)
Business Day[s]	1.6(a)
California Law	1.8(a)
Certificate of Incorporation	2.1(a)
Certificate of Merger	1.2
CFRA	2.22(a)
Change in Control Payments	5.16(a)(iv)
Charter Documents	2.1(a)
Closing	1.2
Closing Certificates	1.6(a)
Closing Date	1.2
Closing Date Balance Sheet	1.6(a)
Closing Date Balance Sheet Indebtedness	1.6(a)
COBRA	2.22(a)
Code	1.6(a)
Company	Preamble
Company Authorizations	2.17
Company Capital Stock	1.6(a)
Company Common Stock	1.6(a)
Company Databases	2.14(m)
Company Employee Plan	2.22(a)
Company Indemnitees	5.20(a)
Company IP	2.14(a)
Company IP Contract	2.14(a)
Company Material Adverse Effect	1.6(a)
Company Options	1.6(a)
Company Preferred Stock	1.6(a)
Company Privacy Policy	2.14(a)
Company Returns	2.11(b)
Company SC Preferred Stock	1.6(a)

-v-

INDEX OF DEFINED TERMS

(continued)

Term	Section Reference in Agreement

Company Series A Preferred Stock	1.6(a)
Company Series B Preferred Stock	1.6(a)
Company Software	2.14(a)
Company Stock Certificates	1.9(c)
Company Unvested Cash Amount	1.6(a)
Company Unvested Common Stock	1.6(a)
Confidential Disclosure Agreement	5.2
Conflict	2.5
Consultant Proprietary Information Agreement	2.14(d)(ii)
Contract	1.6(a)
Current Balance Sheet	2.7
Debt Expenses	5.16(a)(ii)
Deductible Amount	7.4(b)(i)
Delaware Law	Recitals
Disclosure Schedule	Article II
Dissenting Share Payments	1.8(c)
Dissenting Shares	1.8(a)
DOL	2.22(a)
Effect	1.6(a)
Effective Time	1.2
Employee	2.22(a)
Employee Agreement	2.22(a)
Employee Payments	5.16(a)(iii)
Employee Proprietary Information Agreement	2.14(d)(ii)
Environmental Permits	2.20(c)
ERISA	2.22(a)
ERISA Affiliate	2.22(a)
Escrow Agent	1.6(a)
Escrow Amount	1.6(a)
Escrow Fund	7.4(a)
Escrow Period	7.4(c)
Estimated Third Party Expenses	1.6(a)
Excess Debt	5.15
Excess Liabilities	7.6(a)
Excess Third Party Expenses	5.16
Exchange Agent	1.9(a)

-vi-

INDEX OF DEFINED TERMS

(continued)

Term	Section Reference in Agreement

Exchange Documents	1.9(c)
Exchange Fund	1.9(b)
Export Approvals	2.25(a)
FCPA	2.26
Financials	2.7
FIRPTA Compliance Certificate	5.18
FMLA	2.22(a)
GAAP	1.6(a)
Governmental Entity	2.6
Hazardous Material	2.20(a)
Hazardous Materials Activities	2.20(b)
HIPAA	2.22(a)
Indebtedness Adjustment Amount	1.6(a)
Indemnification Schedule	5.20(a)
Indemnified Parties	7.2(a)
Indemnifying Party(ies)	7.2(a)
Independent Accounting Firm	7.6(c)
Independent Accounting Firm Expenses	7.6(c)
Intellectual Property	2.14(a)
Intellectual Property Rights	2.14(a)
Interim Financials	2.7
International Employee Plan	2.22(a)
IP Representations and Warranties	7.1
IRS	2.22(a)
Joinder Agreements	Recitals
Key Employee Offer Letters	Recitals
Key Employees	1.6(a)
Knowledge	1.6(a)
Known	1.6(a)
Lease Agreements	2.13(b)
Leased Real Property	2.13(a)
Legal Requirements	1.6(a)
Lien	1.6(a)
Loss	7.2(a)
Losses	7.2(a)
Made Available	1.6(a)

-vii-

INDEX OF DEFINED TERMS

(continued)

Term	Section Reference in Agreement

Material Contracts	2.15(a)
Merger	Recitals
Net Assets at Closing	7.6(a)
Non-Competition and Non-Solicitation Agreement	Recitals
Notice of Objection	7.6(b)
Objection Notice	7.4(f)
Offer Letter	5.13
Officer’s Certificate	7.4(b)(iii)
Open Source License	2.14(k)
Other Employees	1.6(a)
Parent	Preamble
Parent Common Stock	1.6(a)
Parent Restricted Shares	5.13
PBGC	2.22(a)
Pension Plan	2.22(a)
Per Share Cash Consideration	1.6(a)
Per Share Option Consideration	1.6(a)
Person	1.6(a)
Personal Data	2.14(a)
Plan	1.6(a)
Privacy Legal Requirement	2.14(a)
Pro Rata Portion	1.6(a)
Registered IP	2.14(a)
Related Agreements	1.6(a)
SEC	1.6(a)
Section 409A	2.11(p)
Soliciting Materials	5.7(c)
Special Representations and Warranties	7.1
Spreadsheet	5.17
Statement of Expenses	5.16
Stockholder	1.6(a)
Stockholder Consent	Recitals
Stockholder Notice	5.7(b)(i)
Stockholder Representative	Preamble
Stockholder Representative Expenses	7.5(b)
Stockholder Written Consent	Recitals

-viii-

INDEX OF DEFINED TERMS

(continued)

Term	Section Reference in Agreement

Sub	Preamble
Survival Date	7.1
Surviving Corporation	1.1
Tax	2.11(a)
Tax Return	2.11(b)
Terminated Agreements	5.11
Third Party Claim	7.4(h)
Third Party Expense Adjustment Amount	1.6(a)
Third Party Expenses	5.16(a)(iv)
Total Consideration	1.6(a)
Total Outstanding Shares	1.6(a)
Transaction Payroll Taxes	1.6(a)
Unresolved Claims	7.4(c)
Unvested Company Option	1.6(a)
Vested Company Option	1.6(a)
Voting Agreements	Recitals
Voting Debt	2.2(e)
WARN	2.22(a)
Year-End Financials	2.7

-ix-

Execution Version

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of December 7, 2010 by and among salesforce.com, inc., a Delaware corporation (“Parent”), Hi’iaka Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Sub”), Heroku, Inc., a Delaware corporation (the “Company”), and with respect to Article VII, Article VIII and Article IX hereof only, John Connors as stockholder representative (the “Stockholder Representative”), and U.S. Bank National Association as Escrow Agent.

RECITALS

A. The Boards of Directors of each of Parent, Sub and the Company believe it is advisable and in the best interests of each corporation and its respective stockholders that Parent acquire the Company through the statutory merger of Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved this Agreement and the Merger.

B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, at the Effective Time, (i) all of the issued and outstanding capital stock of the Company shall be converted into the right to receive the consideration set forth herein, (ii) all of the issued and outstanding options to purchase capital stock of the Company, to the extent unvested as of immediately prior to the Effective Time, shall be cancelled without consideration and (iii) all of the issued and outstanding options to purchase capital stock of the Company that are vested as of immediately prior to the Effective Time shall be cancelled (unless exercised prior to the Effective Time) and converted into the right to receive the consideration set forth herein.

C. A portion of the consideration otherwise payable by Parent in connection with the Merger shall be placed in escrow by Parent as partial security for the indemnification obligations set forth in this Agreement.

D. The Company, on the one hand, and Parent and Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

E. Immediately following the execution and delivery of this Agreement by the parties hereto, the Company shall obtain the irrevocable approval of the Merger, this Agreement and the transactions contemplated hereby, including each of the matters set forth in Section 5.7(a) hereof, pursuant to an Action by Written Consent, in the form attached hereto as Exhibit A (the “Stockholder Written Consent”), signed by each member of the Company’s Board of Directors (and any affiliated entities) in his, her or its capacity as a stockholder of the Company and such other holders who, together with the foregoing, constitute (i) at least 75% of the voting power of the outstanding shares of the Company Preferred Stock voting together as a single class on an as converted into Company Common Stock basis, (ii) a majority of the voting power of the outstanding shares of Company Common Stock, Company Preferred Stock and Company SC Preferred Stock, voting together as a single class on an as converted into Company Common Stock basis, (iii) a majority of the voting power of the outstanding shares of Company Common Stock, voting together as a single class, (iv) a majority of the voting power of the outstanding shares of Company Series A Preferred Stock, voting together as a single class on an as converted into Company Common Stock basis, (v) a majority of the voting power of the outstanding shares of Company Series B Preferred Stock, voting together as a single class on an as converted into Company Common Stock basis and (vi) a majority of the voting power of the outstanding shares of Company SC Preferred Stock, voting together as a single class on an as converted into Company Common Stock basis (the “Stockholder Consent”), pursuant to and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (“Delaware Law”) and the Charter Documents.

F. Concurrent with the execution and delivery of this Agreement, as a material inducement to Parent and Sub to enter into this Agreement, certain holders of Company Capital Stock holding, in the aggregate, shares of Company Capital Stock representing at least 80% of the voting power of all outstanding shares of Company Capital Stock are entering into Joinder Agreements, in substantially the form attached hereto as Exhibit B (the “Joinder Agreements”), with Parent.

G. Concurrent with the execution and delivery of this Agreement, as a material inducement to Parent and Sub to enter into this Agreement, all officers and directors of the Company, in their capacities as stockholders of the Company, and certain other stockholders of the Company are entering into Voting Agreements, in substantially the form attached hereto as Exhibit C (the “Voting Agreements”), with Parent.

H. Concurrent with the execution and delivery of this Agreement, as a material inducement to Parent and Sub to enter into this Agreement, (i) certain key employees and consultants of the Company shall have entered into a Non-Competition and Non-Solicitation Agreement, each in substantially the form attached hereto as Exhibit D (a “Non-Competition and Non-Solicitation Agreement”), with Parent, (ii) each Key Employee shall have entered into “at-will” employment arrangements with Parent and/or the Surviving Corporation to be effective as of the Effective Time pursuant to their execution of an Offer Letter (collectively, the “Key Employee Offer Letters”) and (iii) the Company’s Board of Directors shall have unanimously approved the Merger, this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Sub shall be merged with and into the Company, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to hereinafter as the “Surviving Corporation.”

1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 8.1 hereof, the closing of the Merger (the “Closing”) will take place within two (2) Business Days following satisfaction or waiver of the conditions set forth in Article VI hereof, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, unless another time or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger in substantially the form attached hereto as Exhibit F, with the Secretary of State of the State of Delaware (the “Certificate of Merger”), in accordance with the applicable provisions of Delaware Law (the time of such filing by the Secretary of State of the State of Delaware shall be referred to herein as the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Certificate of Incorporation and Bylaws.

(a) Unless otherwise determined by Parent prior to the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation of Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Heroku, Inc.”

(b) Unless otherwise determined by Parent prior to the Effective Time, the bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation at the Effective Time until thereafter amended in accordance with Delaware Law and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws.

1.5 Directors and Officers.

(a) Directors of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Delaware Law and the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected and qualified.

(b) Officers of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.

1.6 Effect of Merger on the Capital Stock of the Constituent Corporations.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Balance Sheet Adjustment Amount” shall mean the amount, if any, by which (A) the Company’s total current assets (excluding cash and cash equivalents), as reflected on the Closing Date Balance Sheet minus (B) the absolute value of the Company’s total current liabilities (excluding deferred revenue and the amount of any Closing Date Balance Sheet Indebtedness, but including all Taxes (other than deferred Taxes) of the Company attributable to a period (or portion thereof) ending on or before the Closing Date (as determined in a manner set forth in Section 7.2(a)(viii)), which, for the avoidance of doubt shall include all Transaction Payroll Taxes), as reflected on the Closing Date Balance Sheet is less than the Balance Sheet Target. If (A) minus (B) is greater than or equal to the Balance Sheet Target, the Balance Sheet Adjustment Amount shall be equal to zero. For purposes of this calculation, Estimated Third Party Expenses shall not be considered as part of the total current liabilities.

“Balance Sheet Target” shall mean an amount equal to $400,000.

“Business Day[s]” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in San Francisco, California are authorized or obligated by law or executive order to close.

“Closing Certificates” shall mean the certificates delivered pursuant to Section 6.2(r) (Certificate of the Company) and Section 6.2(s) (Certificate of the Secretary of the Company).

“Closing Date Balance Sheet” shall mean the estimated balance sheet of the Company delivered to Parent at least three Business Days prior to the Closing Date and certified as true and correct by the Company’s Chief Executive Officer as of the Closing Date, that has been prepared in accordance with GAAP (except that the Closing Date Balance Sheet may omit footnotes that may be required by GAAP) consistently applied on a basis consistent with the Financials and that fairly presents an estimate by the Company in good faith based on reasonable assumptions of the balance sheet of the Company as of the Closing Date, after giving effect to the Closing (except that the Closing Date Balance Sheet shall not include any adjustments necessitated by Parent’s application of purchase accounting for the transaction contemplated by this Agreement).

“Closing Date Balance Sheet Indebtedness” shall mean the principal, accrued and unpaid interest on all outstanding indebtedness for borrowed money or guarantees of indebtedness of the Company as reflected on the Closing Date Balance Sheet, including any penalties or premiums that would be associated with the full repayment and retirement of such indebtedness following the Effective Time.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Capital Stock” shall mean the Company Common Stock, the Company SC Preferred Stock, the Company Preferred Stock and any other shares of capital stock, if any, of the Company, taken together.

“Company Common Stock” shall mean shares of common stock, par value $0.00001 per share, of the Company.

“Company Material Adverse Effect” shall mean any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), liabilities, capitalization, financial condition or results of operations of the Company, provided, however, that in no event shall any Effect to the extent resulting from (in each case, only to such extent) any of the following, either alone or in combination, be taken into account in determining whether there has been a Company Material Adverse Effect: (i) any change in economic conditions in the United States or global economy or capital or financial markets generally that does not disproportionately affect the Company; (ii) any change in economic conditions generally affecting industries in which the Company conducts business that does not disproportionately affect the Company; (iii) any change in GAAP or (iv) the announcement or pendency of the Merger.

“Company Options” shall mean all issued and outstanding options (including commitments to grant options) to purchase or otherwise acquire Company Common Stock (whether or not vested) held by any Person.

“Company Preferred Stock” shall mean the Company Series A Preferred Stock and the Company Series B Preferred Stock, taken together.

“Company SC Preferred Stock” shall mean shares of SC Preferred Stock, par value $0.00001 per share, of the Company.

“Company Series A Preferred Stock” shall mean the Series A Preferred Stock, par value $0.00001 per share, of the Company.

“Company Series B Preferred Stock” shall mean the Series B Preferred Stock, par value $0.00001 per share, of the Company.

“Company Unvested Cash Amount” shall mean the cash to be paid pursuant to the terms hereof in respect of any shares of Company Unvested Common Stock that are unvested as of the Effective Time.

“Company Unvested Common Stock” shall mean any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are unvested. For purposes of this Agreement, a share of Company Common Stock shall be deemed “unvested” if such share is not vested or is subject to a repurchase option, risk of forfeiture or other condition under any applicable stock restriction agreement or other agreement with the Company.

“Contract” shall mean any mortgage, indenture, lease, contract, covenant, plan, insurance policy or other agreement, instrument, arrangement, understanding or commitment, permit, concession, franchise or license.

“Escrow Agent” shall mean U.S. Bank National Association, or another institution acceptable to Parent and the Stockholder Representative.

“Escrow Amount” shall mean an amount equal to USD$25,000,000.

“Estimated Third Party Expenses” shall mean the amount of Third Party Expenses incurred or payable by the Company as estimated by the Company in good faith and based on reasonable assumptions as of the Closing Date, except for such Third Party Expenses which have been paid by the Company prior to the Closing Date.

“GAAP” shall mean United States generally accepted accounting principles consistently applied.

“Indebtedness Adjustment Amount” shall mean an amount equal to the Closing Date Balance Sheet Indebtedness.

“Key Employees” shall mean the employees of the Company listed in Schedule 1.6(a)(i) hereto.

“Knowledge” or “Known” shall mean, with respect to the Company, the actual knowledge of the Key Employees, after reasonable inquiry of such individuals of the Company who would be expected to have knowledge of the relevant matter.

“Legal Requirements” shall mean any applicable federal, state, local, non-U.S. or other law, statute, constitution, principle of common law, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Entity.

“Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort.

“Made Available” shall mean that the Company has posted such materials to the virtual data room managed by outside counsel to the Company and made available to Parent and its representatives during the negotiation of this Agreement, but only if so posted on or prior to the date that is two calendar days prior to the date of this Agreement.

“Other Employees” shall mean the employees of the Company as of immediately prior to the Effective Time, other than the Key Employees.

“Parent Common Stock” shall mean shares of the common stock, par value $0.001 per share, of Parent.

“Per Share Cash Consideration” shall mean the quotient obtained by dividing (x) the Total Consideration by (y) the sum of (A) the Total Outstanding Shares plus (B) 158,368.

“Per Share Option Consideration” shall mean, in respect of each share of Company Common Stock subject to a Vested Company Option, an amount equal to the excess, if any, of the Per Share Cash Consideration over the applicable per share exercise price of such Vested Company Option.

“Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Plan” shall mean the Company’s 2008 Stock Plan.

“Pro Rata Portion” shall mean, with respect to each Indemnifying Party, an amount equal to the quotient obtained by dividing (A) a number equal to the sum of (1) the aggregate amount of cash receivable by such Indemnifying Party pursuant to Section 1.6(b) hereof in respect of shares of Company Capital Stock (including Company Unvested Common Stock) held by such Indemnifying Party as of immediately prior to the Effective Time plus (2) the aggregate amount of cash receivable by such Indemnifying Party pursuant to Section 1.6(c)(ii) hereof in respect of Vested Company Options held by such Indemnifying Party as of immediately prior to the Effective Time by (B) a number equal to the sum of (x) the aggregate amount of cash receivable by all Indemnifying Parties pursuant to Section 1.6(b) hereof in respect of Company Capital Stock (including Company Unvested Common Stock) held by all Indemnifying Parties as of immediately prior to the Effective Time, plus (y) the aggregate amount of cash receivable by all Indemnifying Parties pursuant to Section 1.6(c)(ii) hereof in respect of Vested Company Options held by all Indemnifying Parties as of immediately prior to the Effective Time.

“Related Agreements” shall mean the Non-Disclosure Agreement, Joinder Agreements, Voting Agreements, Non-Competition and Non-Solicitation Agreements, Certificate of Merger, Stockholder Written Consent, 280G Waivers and all other agreements and certificates entered into by the Company and the Stockholders in connection with the transactions contemplated herein.

“SEC” shall mean the United States Securities and Exchange Commission.

“Stockholder” shall mean any holder of any Company Capital Stock immediately prior to the Effective Time.

“Third Party Expense Adjustment Amount” shall mean an amount equal to the Estimated Third Party Expenses as reflected in the Statement of Expenses.

“Total Consideration” shall mean an amount equal to (x) USD$251,670,824 plus (y) the amount of unrestricted cash and cash equivalents held by the Company as set forth on the Closing Date Balance Sheet less (z) the sum of (A) the Balance Sheet Adjustment Amount plus (B) the Third Party Expense Adjustment Amount plus (C) the Indebtedness Adjustment Amount.

“Total Outstanding Shares” shall mean (without duplication) the aggregate number of shares of Company Capital Stock plus the maximum aggregate number of shares issuable upon full exercise, exchange or conversion of all Company Options and any other rights whether vested or unvested convertible into, exercisable for or exchangeable for, shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time, on an as converted to Company Common Stock basis.

“Transaction Payroll Taxes” shall mean the Company’s portion of the payroll or employment Taxes incurred in connection with any bonuses, option cashouts or other compensatory payments made pursuant to this Agreement (excluding payments made from the Escrow Fund).

“Unvested Company Option” shall mean any Company Option (or portion thereof) that is unvested and outstanding immediately prior to the Effective Time.

“Vested Company Option” shall mean any Company Option (or portion thereof) that is vested and outstanding immediately prior to the Effective Time, after taking into account any

Company Option (or portion thereof) that, as a result of the Merger, will accelerate in full and no longer be subject to any further vesting, right of repurchase, risk of forfeiture or other such conditions.

(b) Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of shares of Company Capital Stock, each share of Company Capital Stock (for the avoidance of doubt, including Company Unvested Common Stock, subject to Section 1.6(c)(iii), but excluding Unvested Company Options, which shall be treated as provided for in Section 1.6(c)(i) below, and unexercised Vested Company Options, which shall be treated as provided in Section 1.6(c)(ii) below) issued and outstanding immediately prior to the Effective Time, upon the terms and subject to the conditions set forth in this Section 1.6 and throughout this Agreement, including the escrow provisions set forth in Article VII hereof, will be cancelled and extinguished and will be converted automatically into the right to receive upon surrender of the certificate representing such shares of Company Capital Stock in the manner provided in Section 1.9 hereof, the Per Share Cash Consideration.

(i) For purposes of calculating the amount of cash payable to each Stockholder pursuant to this Section 1.6(b), all shares of the Company Capital Stock held by each Stockholder shall be aggregated on a certificate-by-certificate basis. The amount of cash to be paid to each Stockholder for each share certificate shall be rounded down to the nearest whole cent; and

(ii) notwithstanding anything set forth in this Section 1.6, any Dissenting Shares will be treated as set forth in Section 1.8 hereof.

(c) Treatment of Company Options and Company Unvested Common Stock.

(i) Effect on Unvested Company Options. At the Effective Time, each then Unvested Company Option that is outstanding as of immediately prior to the Effective Time shall, to the extent not exercised prior to the Effective Time, be terminated and immediately cancelled without consideration therefor by virtue of the Merger and without any action on the part of Parent, Sub, the Company or the holder thereof, other than any notices required to be delivered pursuant to the terms of the Plan or any consents required to be obtained.

(ii) Effect on Vested Company Options. At the Effective Time, each then unexercised and outstanding Vested Company Option (or portion thereof) that is outstanding as of immediately prior to the Effective Time shall, by virtue of the Merger, be immediately cancelled and the holder thereof shall be entitled to receive upon the terms and subject to the conditions set forth in this Section 1.6 and throughout this Agreement, including the escrow provisions set forth in Article VII hereof, in consideration of such cancellation, an amount equal to the Per Share Option Consideration for each share of Company Common Stock subject to such Vested Company Option. The payment of the Per Share Option Consideration shall be reduced by any applicable income or employment or other Tax withholding required under the Code or any provision of applicable state, local or foreign Tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Vested Company Options.

(iii) Effect on Company Unvested Common Stock. Each share of Company Unvested Common Stock issued and outstanding immediately prior to the Effective Time that is unvested as of the Effective Time shall be cancelled and extinguished and will be converted automatically into the right to receive the applicable Company Unvested Cash Amount pursuant to Section 1.6(b) hereof, which amount shall be retained by Parent and shall be subject to permanent retention by Parent (i.e., forfeiture by the Stockholder) on the same terms that governed such Company Unvested Common Stock prior to the Effective Time. Any required payment in respect of a share of Company Unvested Common Stock pursuant to this Section 1.6(c)(iii) shall be made by Parent no later than five (5) Business Days following the date on which such share vests or is otherwise no longer subject to forfeiture or retention by Parent pursuant to such terms. Parent, the Company and the Surviving Corporation intend that the payments of the Merger consideration that is payable pursuant to this Section 1.6(c)(iii) to the holders of Company Unvested Common Stock who have filed timely and valid elections under Section 83(b) of the Code will be treated as an installment obligation for purposes of Section 453 of the Code that is received in exchange for the applicable holder’s Company Unvested Common Stock, and agree to report for income Tax purposes such payments as consideration for such holder’s Company Unvested Common Stock and not as compensation for services.

(iv) Necessary Actions. Prior to the Effective Time, and subject to the review and reasonable approval by Parent, the Company shall take all actions necessary to effect the transactions anticipated by this Section 1.6(c) under all Company Option and Company Unvested Common Stock agreements, the Plan, and any other plan or arrangement of the Company (whether written or oral, formal or informal), including delivering all required notices, obtaining all necessary approvals and consents, and delivering evidence satisfactory to Parent that all necessary determinations by the Company’s Board of Directors or applicable committee of the Company’s Board of Directors to terminate and/or cash out Company Options and Company Unvested Common Stock in accordance with this Section 1.6 have been made.

(d) Effect on Capital Stock of Sub. Each share of Common Stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

1.7 Withholding Taxes. The Company, the Exchange Agent, Parent and the Surviving Corporation, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of federal, local or foreign tax law or under any applicable Legal Requirements. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.8 Dissenting Shares.

(a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock outstanding immediately prior to the Effective Time and with respect to which the holder thereof has properly demanded appraisal or dissenters’ rights in accordance with Section 262 of the Delaware Law or Section 1301 of the California Corporations Code (“California Law”), as applicable, and who has not effectively withdrawn or lost such holder’s appraisal dissenters’ rights under Delaware Law or under Chapter 13 of the California Law, as applicable (collectively, the “Dissenting Shares”), shall not be converted into or represent a right to receive the applicable consideration for Company Capital Stock set forth in Section 1.6 hereof, but the holder thereof shall only be entitled to such rights as are provided by Delaware Law and California Law.

(b) Notwithstanding the provisions of Section 1.8(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal or dissenters’ rights under Delaware Law and California Law, as applicable, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock, as applicable, set forth in Section 1.6 hereof, without interest thereon, and subject to the provisions of Section 7.4 hereof, upon surrender of the certificate representing such shares.

(c) The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Delaware Law and California Law, as applicable, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any Stockholder with respect to such demands shall be submitted to Parent in advance and shall not be presented to any Stockholder prior to the Company receiving Parent’s written consent. Notwithstanding the foregoing, to the extent that Parent, the Surviving Corporation or the Company (i) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (ii) incurs any Losses, (including attorneys’ and consultants’ fees, costs and expenses and including any such fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding) in respect of any Dissenting Shares (excluding payments for such shares) ((i) and (ii) together “Dissenting Share Payments”), Parent shall be entitled to recover under the terms of Article VII hereof the amount of such Dissenting Share Payments without regard to the Deductible Amount.

1.9 Surrender of Certificates.

(a) Exchange Agent. U.S. Bank National Association, or another Person selected by Parent, shall serve as the exchange agent (the “Exchange Agent”) for the Merger.

(b) Parent to Provide Cash.

(i) No later than one Business Day following the Closing Date, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I the cash payable pursuant to Section 1.6 hereof in exchange for outstanding shares of Company Capital Stock; provided, however, that, on behalf of the Stockholders, Parent shall deposit into the Escrow Fund an amount of cash equal to the sum of the Stockholders’ respective Pro Rata Portions of the Escrow Amount and retain the Company Unvested Cash Amount out of the aggregate amount of cash otherwise payable to the Stockholders pursuant to Section 1.6 hereof. Parent shall be deemed to have contributed on behalf of each Stockholder his, her or its Pro Rata Portion of the Escrow Amount to the Escrow Fund. Any cash deposited with the Exchange Agent shall be referred to as the “Exchange Fund”.

(ii) No later than one Business Day following the Closing Date, Parent shall make available to the Surviving Corporation for payment in accordance with this Article I the cash payable pursuant to Section 1.6(c)(ii) hereof in exchange for Vested Company Options; provided, however, that, on behalf of the holders of Vested Company Option, Parent shall deposit into the Escrow Fund an amount of cash equal to the sum of such holders’ respective Pro Rata Portions of the Escrow Amount out of the aggregate amount of cash otherwise payable to the holders of Vested Company Options pursuant to Section 1.6 hereof. Parent shall be deemed to have contributed on behalf of each holder of Vested Company Options his, her or its Pro Rata Portion of the Escrow Amount to the Escrow Fund.

(c) Exchange Procedures. Promptly following the Closing Date, but in no event later than five (5) Business Days following the Closing Date, Parent or the Exchange Agent shall mail a letter of transmittal to each Stockholder at the address set forth opposite each such Stockholder’s name on the Spreadsheet. After receipt of such letter of transmittal and any other documents that Parent or the Exchange Agent may require in order to effect the exchange (the “Exchange Documents”), the Stockholders will surrender the certificates representing their shares of Company Capital Stock (the “Company Stock Certificates”) to the Exchange Agent for cancellation together with duly completed and validly executed Exchange Documents. Upon surrender of a Company Stock Certificate for cancellation to the Exchange Agent, or such other agent or agents as may be appointed by Parent, together with such Exchange Documents, duly completed and validly executed in accordance with the instructions thereto, subject to the terms of Section 1.9(d) hereof, the holder of such Company Stock Certificate shall be entitled to receive from the Exchange Agent in exchange therefor, the cash amounts (less the amount of cash to be deposited in the Escrow Fund on such holder’s behalf pursuant to Section 1.9(b) hereof and Article VII hereof and the amount of the Company Unvested Cash Amount, if any, to be retained pursuant to

Section 1.6(c)(iii) to which such holder is entitled pursuant to Section 1.6(b) hereof, and the Company Stock Certificate so surrendered shall be cancelled. Until so surrendered, each Company Stock Certificate outstanding after the Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the cash amounts payable, if any, in exchange for shares of Company Capital Stock (without interest) into which such shares of Company Capital Stock shall have been so converted. No portion of the Total Consideration will be paid to the holder of any unsurrendered Company Stock Certificate with respect to shares of Company Capital Stock formerly represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate and the validly executed Exchange Documents pursuant hereto.

(d) Transfers of Ownership. If any cash amounts are to be disbursed pursuant to Section 1.6 hereof to a Person other than the Person whose name is reflected on the Company Stock Certificate surrendered in exchange therefor, it will be a condition of the issuance or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the payment of any portion of the Total Consideration in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(e) Exchange Agent to Return Cash Consideration. At any time following the last day of the sixth month following the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to Parent or its designated successor or assign all cash amounts that have been deposited with the Exchange Agent pursuant to Section 1.9(b) hereof, and any and all interest thereon or other income or proceeds thereof, not disbursed to the holders of Company Stock Certificates pursuant to Section 1.9(c) hereof, and thereafter the holders of Company Stock Certificates shall be entitled to look only to Parent (subject to the terms of Section 1.9(f) hereof) only as general creditors thereof with respect to any and all cash amounts that may be payable to such holders of Company Stock Certificates pursuant to Section 1.6(b) hereof upon the due surrender of such Company Stock Certificates and duly executed Exchange Documents in the manner set forth in Section 1.9(c) hereof. No interest shall be payable for the cash amounts delivered to Parent pursuant to the provisions of this Section 1.9(e) and which are subsequently delivered to the holders of Company Stock Certificates.

(f) Investment of Exchange Fund. The Exchange Agent shall invest the cash in the Exchange Fund in a U.S. Bank Money Market Deposit Account, as fully described on Exhibit I attached hereto; provided that no such investment or loss thereon shall affect the amounts payable to the Stockholders pursuant to Section 1.6 hereof. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to the Stockholders pursuant to Section 1.6 hereof shall promptly be paid to Parent. The parties hereto agree that all interest and other investment income earned from the investment of cash in the Exchange Fund pursuant to this Agreement shall be treated for Tax purposes as earned by Parent. Any loss or other reduction resulting from such investment shall be reimbursed by Parent such that the total cash in the Exchange Fund shall at all times be an amount equal to or greater than the Total Consideration payable at Closing less amounts previously paid to holders of Company Stock Certificates pursuant to Section 1.6(b).

(g) No Liability. Notwithstanding anything to the contrary in this Section 1.9, neither the Exchange Agent, the Surviving Corporation, nor any party hereto shall be liable to a holder of shares of Company Capital Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.10 No Further Ownership Rights in Company Capital Stock. The cash amounts paid in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.11 Lost, Stolen or Destroyed Certificates. In the event any Company Stock Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 1.6 hereof; provided, however, that Parent may, in its discretion or as required by the Exchange Agent as a condition precedent to the issuance thereof, require the Stockholder who is the owner of such lost, stolen or destroyed certificates to deliver a bond in such amount as it may reasonably direct.

1.12 Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, Sub, and the officers and directors of the Company, Parent and Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Sub, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section, subsection, paragraph and subparagraph numbers of this Article II or disclosed in any other section, subsection or clause of the Disclosure Schedule (as defined below), provided that it is reasonably apparent on the face of such disclosure that the disclosure is responsive to such other section, subsection or clause of this Article II) supplied by the Company to Parent (the “Disclosure Schedule”) and dated as of the date hereof, on the date hereof and as of the Effective Time, as though made at the Effective Time, as follows:

2.1 Organization of the Company.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power to own its properties and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary. The Company has Made Available a true and correct copy of its certificate of incorporation, as amended to date (the “Certificate of Incorporation”) and bylaws, as amended to date, each in full force and effect on the date hereof (collectively, the “Charter Documents”), to Parent. The Board of Directors of the Company has not approved or proposed any amendment to any of the Charter Documents.

(b) Section 2.1(b) of the Disclosure Schedule lists the directors and officers of the Company as of the date hereof. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name.

(c) Section 2.1(c) of the Disclosure Schedule lists every state or foreign jurisdiction in which the Company has Employees or facilities or otherwise conducts its business.

2.2 Company Capital Structure.

(a) The authorized capital stock of the Company consists of 29,000,000 shares of Common Stock, of which 6,914,185 shares are issued and outstanding, 1,620,000 shares of Company SC Preferred Stock, of which 120,000 shares are issued and outstanding, 10,717,323 shares of Company Series A Preferred Stock, of which 10,717,323 shares are issued and outstanding and 7,260,936 shares of Company Series B Preferred Stock, of which 7,249,440 shares are issued and outstanding. The Company Series A Preferred Stock, the Company Series B Preferred Stock and the Company SC Preferred Stock are convertible on a one-share for one-share basis into

Company Common Stock. The Company Capital Stock is held by the Persons and in the amounts set forth in Section 2.2(a) of the Disclosure Schedule which further sets forth for each such Person the number of shares held, class and/or series of such shares, the number of the applicable stock certificates representing such shares and the domicile addresses of record of such Persons. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents, or any agreement to which the Company is a party or by which it is bound.

(b) All outstanding shares of Company Capital Stock and Company Options have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company or any stockholder of the Company) in compliance with all applicable federal, state, foreign, or local statutes, laws, rules, or regulations, including federal and state securities laws, and were issued, transferred and repurchased (in the case of shares that were outstanding and repurchased by the Company or any stockholder of the Company) in accordance with any right of first refusal or similar right or limitation Known to the Company, including those in the Charter Documents, the Company’s Amended and Restated Investors’ Rights Agreement dated as of May 3, 2010 and the Company’s Amended and Restated Right of First Refusal and Co-Sale Agreement dated as of May 3, 2010. No Stockholder has exercised any right of redemption, if any, provided in the Certificate of Incorporation with respect to shares of the Company Preferred Stock, and the Company has not received notice that any Stockholder intends to exercise such rights. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. Other than the Company Capital Stock set forth in Section 2.2(a) of the Disclosure Schedule, the Company has no other capital stock authorized, issued or outstanding.

(c) Section 2.2(c) of the Disclosure Schedule sets forth for all holders of Company Unvested Common Stock, the name of the holder of such Company Unvested Common Stock, the date of purchase of such Company Unvested Common Stock, the purchase price of such Company Unvested Common Stock, the repurchase price of such Company Unvested Common Stock, whether such Company Unvested Common Stock was acquired pursuant to the exercise of an incentive stock option (as defined in Section 422 of the Code) and the vesting schedule for such Company Unvested Common Stock, including the grant date, whether the vesting of such Company Unvested Common Stock is subject to acceleration as a result of the transactions contemplated by this Agreement or any other events and whether, to the Knowledge of the Company, the holder has made a timely election with the Internal Revenue Service under Section 83(b) of the Code with respect to such Company Unvested Common Stock. All holders of Company Unvested Common Stock are current employees of the Company.

(d) Except for the Plan, the Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity-related compensation to any person (whether payable in shares, cash or otherwise). The Company has reserved 4,168,892 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of options granted under the Plan, of which

(i) 3,583,381 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options granted under the Plan, (ii) 434,185 shares have been issued upon the exercise of options or purchase of restricted stock granted under the Plan and remain outstanding as of the date hereof and (iii) 151,326 shares remain available for future grant. Section 2.2(d) of the Disclosure Schedule sets forth for each outstanding Company Option, the name of the holder of such option, the domicile address of record of such holder, whether such holder is an employee of the Company or not an employee, the number of shares of Company Capital Stock issuable upon the exercise of such option, the date of grant of such option, the exercise price of such option, the vesting schedule for such option, including the extent vested to date and whether the vesting of such option is subject to acceleration as a result of the transactions contemplated by this Agreement or any other events, and whether such option is a nonstatutory option or intended to qualify as an incentive stock option as defined in Section 422 of the Code. The terms of the Plan and the applicable agreements for each Company Option permit the assumption or substitution of options to purchase Parent Common Stock and the termination of Company Options as provided in this Agreement, without the consent or approval of the holders of such securities, the Stockholders or otherwise and without any acceleration of the exercise schedules or vesting provisions in effect for such Company Options. True and complete copies of all agreements and instruments relating to or issued under the Plan have been Made Available and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof Made Available. No holder of Company Options has the ability to early exercise any Company Options for shares of Company Unvested Common Stock under the Plan or any other Contract relating to such Company Options. All holders of Company Options are current employees or non-employee directors of the Company.

(e) No bonds, debentures, notes or other indebtedness of the Company (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company, are issued or outstanding as of the date hereof (collectively, “Voting Debt”).

(f) As of the date hereof, no shares of Company Common Stock are issuable upon the exercise of outstanding Company Options that have not been issued under the Plan. Except for the Company Options, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company, and there are no agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Capital Stock. As a result of the Merger, Parent will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding.

(g) The allocation of the Total Consideration set forth in Section 1.6(b) hereof is consistent with the certificate of incorporation of the Company as amended as of immediately prior to the Effective Time.

(h) The information contained in the Spreadsheet will be complete and correct as of the Closing Date.

(i) There are no outstanding loans or indebtedness involving, on the one hand, the Company and, on the other hand, any of the Company’s stockholders.

2.3 No Subsidiaries. The Company does not own, and has never owned, any shares of capital stock or any interest in, or control, and has never controlled, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Person.

2.4 Authority. The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby, subject only to the approval of this Agreement by the Stockholders. The vote required to approve this Agreement by the Stockholders is (i) at least 75% of the voting power of the outstanding shares of the Company Preferred Stock voting together as a single class on an as converted into Company Common Stock basis, (ii) a majority of the voting power of the outstanding shares of Company Common Stock, Company Preferred Stock and Company SC Preferred Stock, voting together as a single class on an as converted into Company Common Stock basis, (iii) a majority of the voting power of the outstanding shares of Company Common Stock, voting together as a single class, (iv) a majority of the voting power of the outstanding shares of Company Series A Preferred Stock, voting together as a single class on an as converted into Company Common Stock basis, (v) a majority of the voting power of the outstanding shares of Company Series B Preferred Stock, voting together as a single class on an as converted into Company Common Stock basis and (vi) a majority of the voting power of the outstanding shares of Company SC Preferred Stock, voting together as a single class on an as converted into Company Common Stock basis. This Agreement and the Merger have been unanimously approved by the Board of Directors of the Company. This

Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general, and (ii) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity.

2.5 No Conflict. The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration (other than acceleration of vesting of Company Options or Company Unvested Common Stock disclosed elsewhere in the Disclosure Schedule) of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the Charter Documents, as amended, (ii) any Contract to which the Company is a party or by which any of its properties or assets (whether tangible or intangible) are bound, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets (whether tangible or intangible), except, in the case of the foregoing clause (ii), for any such Conflicts that would not reasonably be expected to be, individually or in the aggregate, material to the Company. Section 2.5 of the Disclosure Schedule sets forth all necessary consents, waivers and approvals of parties to any Contracts as are required thereunder in connection with the Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, the Company under such Contracts from and after the Effective Time, except for such consents, waivers and approvals which, if not obtained, would not be material individually or in the aggregate to the Company. Following the Effective Time, the Surviving Corporation will be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred, except for rights which individually and in the aggregate are not material to the Company.

2.6 Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (each, a “Governmental Entity”) is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (iii) the adoption of this Agreement and approval of the transactions contemplated by this Agreement by the Stockholders.

2.7 Company Financial Statements. Section 2.7 of the Disclosure Schedule sets forth the Company’s (i) unaudited balance sheet as of December 31, 2009, and the related statements of income, cash flow and stockholders’ equity for the twelve (12) month period then ended (the “Year-End Financials”), and (ii) unaudited balance sheet as of October 31, 2010 (the “Balance Sheet Date”), and the related unaudited statements of income, cash flow and stockholders’ equity for the ten (10) months then ended (the “Interim Financials”). The Year-End Financials and the Interim Financials (collectively referred as the “Financials”) are true and correct in all material respects and have been prepared in accordance with GAAP consistently applied on a consistent basis throughout the periods indicated and consistent with each other (except that the Financials do not contain footnotes and other presentation items that may be required by GAAP). The Financials present fairly in all material respects the Company’s financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the Interim Financials to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate. The Company’s unaudited balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.” The books and records of the Company have been, and are being maintained in all material respects in accordance with applicable legal and accounting requirements and the Financials are consistent with such books and records. The Company’s total assets as set forth on the last regularly prepared balance sheet of the Company prior to the Closing will be less than $12,700,000.

2.8 No Undisclosed Liabilities. The Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), except for those which (i) have been reflected in the Current Balance Sheet, (ii) have arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date and prior to the date hereof, (iii) have arisen since the date hereof and do not arise from a violation of Section 4.1 hereof or (iv) are not, individually or in the aggregate, material to the Company.

2.9 No Changes. Since the Balance Sheet Date, through the date hereof, there has not been, occurred or arisen any:

(a) modifications, amendments or changes to the Charter Documents;

(b) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Capital Stock, or any split, combination or reclassification in respect of any shares of Company Capital Stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor), except in accordance with the agreements evidencing Company Options or Company Unvested Common Stock;

(c) issuance, grant, delivery, sale or purchase of, or proposal, contract or agreement to issue, grant, deliver, sell or purchase, by the Company, of (i) any shares of Company Capital Stock or securities convertible into, or exercisable or exchangeable for, shares of Company Capital Stock or equity-related awards (whether payable in cash, stock or otherwise), or (ii) any subscriptions, warrants, options, rights or securities to acquire any of the foregoing, except for issuances of Company Capital Stock upon the exercise of options issued under the Plan;

(d) agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $10,000 in the aggregate;

(e) agreement, contract or commitment relating to the acquisition or disposition of any material assets or equity securities of the Company or any business enterprise or division thereof;

(f) incurring by the Company of any indebtedness, amendment of the terms of any outstanding loan agreement, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for obligations to reimburse employees for travel and business expenses incurred in the ordinary course of business consistent with past practices;

(g) extension of credit or any loan by the Company to any Person (except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices), or purchase by the Company of any debt securities of any Person or amendment to the terms of any outstanding loan agreement;

(h) waiver or release of any material right or claim of the Company, including any waiver, release or other compromise of any account receivable of the Company;

(i) destruction of, damage to, or loss of any material assets (whether tangible or intangible), material business or material customer of the Company (whether or not covered by insurance);

(j) adoption or change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company other than as required by GAAP;

(k) adoption of or change in any election in respect of Taxes, adoption or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(l) revaluation by the Company of any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or accounts receivable;

(m) Company Material Adverse Effect;

(n) hiring or termination of any employee or consultant of the Company, promotion, demotion or other change to the employment status or title of any officer of the Company or resignation or removal of any director of the Company, except those in the ordinary course of business consistent with past practice;

(o) increase in or other change to the salary, wage rate, employment status, title or other compensation (including equity based compensation) payable or to become payable by the Company to any of its officers, directors, employees or consultants, except for such changes made in the ordinary course of business consistent with past practice;

(p) adoption or amendment of any Company Employee Plan, or execution or amendment of any Employee Agreement (other than execution of the Company’s standard at-will offer letter or the Company’s standard independent contractor agreement or any amendment required to comply with applicable Legal Requirements);

(q) agreement, contract or commitment for the grant by the Company of any severance, termination pay or bonus (in cash or otherwise) to any Employee, including any officer;

(r) action to accelerate the vesting schedule of any Company Options or Company Unvested Common Stock;

(s) issuance or agreement to issue any refunds, credits, allowances or other concessions with customers with respect to amounts collected by or owed to the Company in excess of $10,000 in the aggregate; or

(t) agreement by the Company, or any officer or employees on behalf of the Company, to do any of the things described in the preceding clauses (a) through (s) of this Section 2.9 (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement and any Related Agreements).

2.10 Accounts Receivable.

(a) The Company has Made Available to Parent an aging schedule with respect to the billed accounts receivable of the Company as of the Balance Sheet Date indicating a range of days elapsed since invoice.

(b) All of the accounts receivable, whether billed or unbilled, of the Company arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, are not, to the Knowledge of the Company, subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement. No person has any Lien on any accounts receivable of the Company and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company.

2.11 Tax Matters.

(a) Definition. For purposes of this Agreement, “Tax” shall mean (i) any income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary, aggregate or similar group for any taxable period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person, including by operation of law.

(b) Tax Returns; Payments. Each return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax, including any amendment thereof or attachment thereto (each, a “Tax Return”) required to be filed by or on behalf of the Company with any Governmental Entity with respect to any taxable period ending on or before the Closing Date (the “Company Returns”): (i) have been or will be filed on or before the applicable due date (including any extensions of such due date); and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All Taxes required to be paid on or before the Closing Date by the Company have been or will be timely paid. The Company has delivered or Made Available to Parent accurate and complete copies of all Company Returns filed since January 1, 2006, other than immaterial information Tax Returns (e.g., Forms W-2 and 1099) unless requested by Parent.

(c) Reserves for Payment of Taxes. The Current Balance Sheet accrues all actual and contingent liabilities for Taxes with respect to all periods through the Balance Sheet Date in accordance with GAAP. The Company has not incurred any liability for Taxes since the Balance Sheet Date outside of the ordinary course of business.

(d) Audits; Claims. No Company Return has ever been examined or audited by any Governmental Entity for which the Company has received written notice thereof. The Company has not received from any Governmental Entity any: (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed Tax adjustment. No extension or waiver of the limitation period applicable to any Company Returns has been granted by or requested from the Company. To the Knowledge of the Company, no claim or legal proceeding is pending or threatened against the Company in respect of any Tax. There are no liens for Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable (and for which there are adequate accruals, in accordance with GAAP).

(e) Legal Proceedings; Etc. There are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by the Company with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established).

(f) Distributed Stock. The Company has not distributed stock of another Person, and the Company has not had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(g) Adjustment in Taxable Income. The Company is not currently, and will not be for any period for which a Company Return has not been filed, required to include any adjustment in Taxable income for any taxable period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision under state, local or foreign Tax laws) as a result of transactions, events or accounting methods employed prior to the Merger.

(h) 280G; 162; Tax Indemnity Agreements; Etc. There is no agreement, plan, arrangement or other Contract (other than between an Employee and Parent) covering any Employee that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 404 of the Code or that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code. The Company currently is not, and has not ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract. Section 2.11(h) of the Disclosure Schedule lists all persons who are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof. The Company does not have any liability for the Taxes of any Person under Section 1.1502-

6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by Contract, by operation of law or otherwise. The Company is not and has not ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(i) No Other Jurisdictions for Filing Tax Returns. There are no jurisdictions in which the Company is required to file a Tax Return other than the jurisdictions in which the Company has filed Tax Returns. To the Knowledge of the Company, no claim has ever been made by a Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(j) Tax Shelters; Listed Transactions; Etc. The Company has not consummated or participated in, nor is the Company currently participating in, any transaction which was or is a “tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. The Company has not ever participated in, nor is it currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign Legal Requirements. The Company has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or foreign law).

(k) 83(b). No Person holds shares of Company Common Stock that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.

(l) Withholding. The Company: (i) has complied with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign Legal Requirement); (ii) has, within the time and in the manner prescribed by applicable Legal Requirements, withheld from employee wages or consulting compensation and timely paid over to the proper Governmental Entities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements, including federal and state income and employment Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, and relevant non-U.S. income and employment Tax withholding Legal Requirements; and (iii) and has timely filed all withholding Tax Returns, for all periods.

(m) Change in Accounting Methods; Closing Agreements; Etc. The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting made prior to the Effective Time; (ii) closing agreement as described in Section 7121 (or any corresponding or similar provision of state, local, or foreign Tax law) executed prior to the Effective Time; (iii) intercompany transactions or excess loss accounts described in Treasury regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Tax Legal Requirement) with respect to transactions occurring prior to the Effective Time; (iv) installment sale or open transaction disposition made on or prior to the Effective Time; or (v) prepaid amount received on or prior to the Effective Time.

(n) Consolidated Groups. The Company has never been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company).

(o) Section 1503. The Company has not incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

(p) Section 409A.

(i) Section 2.11(p)(i)(1) of the Disclosure Schedule lists each Contract, agreement or arrangement between the Company or any ERISA Affiliate and any Employee that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) subject to Section 409A of the Code (or any state law equivalent) and the regulations and guidance thereunder (“Section 409A”). Each such nonqualified deferred compensation plan, if any, has been since January 1, 2005 in operational compliance with Section 409A and since January 1, 2009, each such nonqualified deferred compensation plan has been in documentary compliance with Section 409A. No nonqualified deferred compensation plan that was originally exempt from application of Section 409A has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004. No compensation shall be includable in the gross income of any Employee as of any date on or prior to the Effective Time as a result of the operation of Section 409A of the Code with respect to any arrangements or agreements in effect prior to the Effective Time. To the extent required, the Company has properly reported and/or withheld and remitted on amounts deferred under any Company nonqualified deferred compensation plan subject to Section 409A of the Code. There is no contract, agreement, plan or arrangement to which the Company or any of its ERISA Affiliates is a party, including the provisions of this Agreement, covering any Employee of the Company, which individually or collectively could require the Company or any of its Affiliates to pay a Tax gross up payment to, or otherwise indemnify or reimburse, any Employee for Tax-related payments under Section 409A. There is no contract, agreement, plan or arrangement to which the Company is a party, including the provisions of this Agreement, which, individually or collectively, could give rise to a Parent or Company Tax under Section 409A of the Code or that would give rise to an Employee Tax and/or Company reporting obligations under Section 409A of the Code.

(ii) No Company Option or other stock right (as defined in U.S. Treasury Department regulation 1.409A-1(l)) (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted (which fair market value was determined by the Board of Directors of the Company in good faith, based on a reasonable valuation method utilized at the time of grant), (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, (iii) has been granted after December 31, 2004, with respect to any class of stock of the Company that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A), or (iv) has ever been accounted for other than fully in accordance with GAAP in the Company’s audited financial statements provided to Parent.

2.12 Restrictions on Business Activities.

(a) There is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company, or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any person.

(b) Without limiting the generality of the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, or from hiring or soliciting potential employees, consultants or independent contractors.

2.13 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

(a) The Company does not own any real property, nor has the Company ever owned any real property.

(b) Section 2.13(b) of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company (the “Leased Real Property”). Section 2.13(b) of the Disclosure Schedule sets forth a list of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including the name of the lessor, licensor, sublessor, master lessor and/or lessee the date and term of the lease, license, sublease or other occupancy right and, with respect to any current lease, license, sublease or other occupancy right the aggregate annual rental payable thereunder and all amendments, terminations and modifications thereof (“Lease Agreements”). The Company has Made Available true, correct and complete copies of the Lease Agreements. All such Lease Agreements are valid and effective in accordance with their respective terms, and there is not, under any of such Lease Agreements, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default). The Company has not received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. The Closing will not affect the enforceability against any

Person of any such Lease Agreement or the rights of the Company or the Surviving Corporation to the continued use and possession of the Leased Real Property. The Company currently occupies all of the Leased Real Property for the operation of its business. There are no other parties occupying, or with a right to occupy, the Leased Real Property. The Company does not owe brokerage commissions or finders fees with respect to any such Leased Real Property and would not owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements. The Company has performed all of its obligations under any termination agreements pursuant to which it has terminated any leases, subleases, licenses or other occupancy agreements for real property that are no longer in effect and has no continuing liability with respect to such terminated agreements.

(c) The Leased Real Property is in good operating condition and repair, free from structural, physical and mechanical defects, is maintained in a manner consistent with standards generally followed with respect to similar properties, and is structurally sufficient and otherwise suitable for the conduct of the Company’s business. Neither the operation of the Company on the Leased Real Property nor, to the Company’s Knowledge, such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement or statute relating to such property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions.

(d) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, (ii) Liens for Taxes not yet due and payable, and (iii) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby.

(e) The material items of equipment owned or leased by the Company (i) are adequate for the conduct of the business of the Company as currently conducted, and (ii) are in good operating condition, regularly and properly maintained, subject to normal wear and tear.

2.14 Intellectual Property.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Intellectual Property” shall mean algorithms, APIs, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

“Intellectual Property Rights” shall mean all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (A) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (B) trademark and trade name rights and similar rights; (C) trade secret rights; (D) patent and industrial property rights; (E) other proprietary rights in Intellectual Property; and (F) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses “(A)” through “(E)” above.

“Company IP” shall mean (a) all Company owned Intellectual Property Rights in each product or service being developed (pursuant to the plans provided to Parent in writing), offered, distributed or sold by the Company; and (b) all other Intellectual Property Rights and Intellectual Property in which the Company has (or purports to have) an ownership interest.

“Company IP Contract” shall mean any Contract to which the Company is or was a party, that contains any assignment or license of, or any covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP.

“Company Privacy Policy” shall mean each external or internal, past or present privacy policy of the Company, including any policy relating to: (a) the privacy of users of any Company Website; (b) the collection, storage, disclosure, transfer, disposal, other processing or security of any Personal Data; or (c) information about individuals who are Employees or are associated with Persons with which the Company has an agreement.

“Company Software” shall mean any software (including firmware and other software embedded in hardware devices) owned, developed (or currently being developed), marketed, distributed, out-licensed or sold by the Company at any time; provided, however, that Company Software excludes any software that the Company has contributed to the open source community which the Company does not purport to own.

“Personal Data” shall mean: (a) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or biometric identifiers or any other piece of information that allows the identification of or contact with a natural person; and (b) any information that is associated (by, for example, records linked via unique keys) with any of the foregoing.

“Privacy Legal Requirement” shall mean a Legal Requirement that: pertains to: (a) privacy or restrictions or obligations related to the collection, use, disclosure, transmission,

disposal, retention, interception or other processing of Personal Data; or (b) direct marketing to consumers or consumer protection.

“Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of, with or by any Governmental Entity, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

(b) Intellectual Property Disclosures. Section 2.14(b) of the Disclosure Schedule accurately identifies and describes:

(i) in Section 2.14(b)(i) of the Disclosure Schedule, each proprietary product or service developed, manufactured, marketed, or sold by the Company at any time, and any product or service currently under development by the Company;

(ii) in Section 2.14(b)(ii) of the Disclosure Schedule: (A) each item of Registered IP in which the Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise); (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; (C) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest; and (D) each product or service identified in Section 2.14(b)(i) of the Disclosure Schedule that embodies, utilizes or is based upon or derived from (or, with respect to products and services under development, that is expected to embody, utilize or be based upon or derived from) such item of Registered IP;

(iii) in Section 2.14(b)(iii) of the Disclosure Schedule: (A) all Intellectual Property Rights or Intellectual Property licensed to the Company (other than software subject to Open Source Licenses and any non-customized software that: (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license; (2) is not incorporated into, or used directly in the development, provision or distribution of, the products or services of the Company; and (3) is generally available on standard terms for less than $15,000 per copy, seat or user, as applicable); (B) the corresponding Contract or Contracts pursuant to which such Intellectual Property Rights or Intellectual Property is licensed to the Company; (C) whether the license or licenses so granted to the Company are exclusive or nonexclusive; and (D) whether such licensed Intellectual Property Rights or Intellectual Property are used or incorporated in any product or service of the Company;

(iv) in Section 2.14(b)(iv) of the Disclosure Schedule, each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP; and

(v) in Section 2.14(b)(v) of the Disclosure Schedule, a list of each item of Company Software that is distributed by the Company to third parties.

(c) Standard Form IP Agreements. The Company has provided to Parent a complete and accurate copy of each standard form of Company IP Contract used by the Company at any time, including each standard form of: (i) end user license and/or service agreement; (ii) development agreement; (iii) distributor or reseller agreement; (iv) employee agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (v) professional services, outsourced development, consulting, or independent contractor agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; or (vi) confidentiality or nondisclosure agreement. Section 2.14(c) of the Disclosure Schedule accurately identifies each Company IP Contract that deviates in any material respect from the corresponding standard form agreement provided to Parent. Except for the nonexclusive licenses and rights granted in Contracts identified in Section 2.14(b)(iv) of the Disclosure Schedule, the Company is not bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert, or enforce any Company IP anywhere in the world.

(d) Ownership Free and Clear. The Company exclusively owns all right, title and interest to and in the Company IP free and clear of any Liens (other than nonexclusive licenses granted pursuant to the Contracts listed in Section 2.14(b)(iv) of the Disclosure Schedule). Without limiting the generality of the foregoing:

(i) all documents and instruments necessary to perfect the rights of the Company in the Company IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Entity;

(ii) each Person who is or was an employee or independent contractor of the Company and who is or was involved in the creation or development of any Company IP has signed a valid and enforceable agreement containing an irrevocable assignment of Intellectual Property Rights to the Company and confidentiality provisions protecting the Company IP substantially in the Company’s standard form for employees (a copy of which is attached as Schedule 2.14(d)(ii)-A hereto (the “Employee Proprietary Information Agreement”)) or substantially in the Company’s standard form for consultants or independent contractors (a copy of which is attached as Schedule 2.14(d)(ii)-B hereto (the “Consultant Proprietary Information Agreement”)), as the case may be;

(iii) no Employee or former employer of any Employee has any claim, right (whether or not currently exercisable) or interest to or in any Company IP;

(iv) no employee or independent contractor of the Company is: (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for such entity; or (B) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality;

(v) no funding, facilities or personnel of any Governmental Entity were used to develop or create, in whole or in part, any Company IP;

(vi) the Company has taken the reasonable steps necessary to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by such entity, or purported to be held by such entity, as a trade secret;

(vii) the Company has never assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person other than as provided in Section 2.14(k)(ii)(B);

(viii) the Company is not currently and has never been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Company IP; and

(ix) the Company owns or otherwise has, and after the Closing the Surviving Corporation will continue to have, all Intellectual Property Rights needed to conduct the business of the Company as currently conducted and as currently planned to be conducted pursuant to the plans provided to Parent in writing.

(e) Valid and Enforceable.

(i) All Company IP that has been made available in or as a Company product or service is valid, subsisting and enforceable;

(ii) each U.S. patent application and U.S. patent in which the Company has or purports to have an ownership interest was filed within one year of the first printed publication, public use or offer for sale of each invention described in such U.S. patent application or U.S. patent;

(iii) each foreign patent application and foreign patent in which the Company has or purports to have an ownership interest was filed, or claims priority to a patent application filed, before the time at which each invention described in such foreign patent application or foreign patent was first made available to the public;

(iv) no trademark (whether registered or unregistered) or trade name owned, used, or applied for by the Company conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used or applied for by any other Person;

(v) none of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which the Company has or purports to have an ownership interest has been impaired;

(vi) each item of Company IP that is Registered IP is and at all times has been in compliance with all Legal Requirements, and all filings, payments and other actions required to be made or taken to maintain such item of Company IP in full force and effect have been made by the applicable deadline;

(vii) no application for a patent or for a copyright, mask work or trademark registration or any other type of Registered IP filed by or on behalf of the Company has been abandoned, allowed to lapse or rejected;

(viii) Section 2.14(e)(viii) of the Disclosure Schedule accurately identifies and describes each filing, payment, and action that must be made or taken on or before the date that is 120 days after the date of this Agreement in order to maintain each such item of Company IP that is Registered IP in full force and effect or, with respect to applications, to continue progress towards issuance to the full extent possible under applicable law during such period;

(ix) the Company has provided to Parent complete and accurate copies of all applications, correspondence and other material documents related to each such item of Registered IP;

(x) no interference, opposition, reissue, reexamination or other legal proceeding of any nature is or has been pending or, to the Knowledge of the Company, threatened, in which the scope, validity or enforceability of any Company IP is being, has been or could reasonably be expected to be contested or challenged; and

(xi) to the Knowledge of the Company, there is no basis for a claim that any Company IP is invalid or, except for pending applications, unenforceable.

(f) Effects of This Transaction. Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement or any such other agreement will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any Company IP; (ii) a breach of any Contract listed or required to be listed in Section 2.14(b)(iii) of the Disclosure Schedule; (iii) the release, disclosure or delivery of any Company IP by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP.

(g) No Third Party Infringement of Company IP. To the Knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, and, to the Company’s Knowledge, no Person is currently infringing, misappropriating or otherwise violating, any Company IP. Section 2.14(g) of the Disclosure Schedule accurately identifies (and the Company has provided to Parent a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company or any of its representatives regarding any actual, alleged or suspected infringement or misappropriation of any Company IP and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(h) No Infringement of Third Party IP Rights. The Company has never infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person. Without limiting the generality of the foregoing:

(i) no product, information or service ever manufactured, produced, distributed, published, used, provided or sold by or on behalf of the Company has ever infringed, misappropriated or otherwise violated any Intellectual Property Right of any other Person;

(ii) no infringement, misappropriation or similar claim or legal proceeding is pending or has been threatened against the Company or against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to such claim or legal proceeding;

(iii) the Company has never received any notice or other communication (in writing or otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person;

(iv) the Company is not bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to any intellectual property infringement, misappropriation or similar claim (other than pursuant to the Company IP Contracts described in Section 2.14(c));

(v) the Company has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation or violation of any Intellectual Property Right; and

(vi) to the Knowledge of the Company, no claim or legal proceeding involving any Intellectual Property or Intellectual Property Right licensed to the Company is pending or has been threatened, except for any such claim or legal proceeding that, if adversely determined, would not adversely affect: (A) the use or exploitation of such Intellectual Property or Intellectual Property Right by the Company; or (B) the manufacturing, distribution or sale of any product or service being developed, offered, manufactured, distributed or sold by the Company.

(i) Bugs. Except for those bugs or defects that the Company has previously identified to Parent in writing, none of the Company Software that has been made available in or as a Company product or service: (i) contains any bug, defect or error that materially and adversely affects the use, functionality or performance of such Company Software or any product or system containing or used in conjunction therewith; or (ii) fails to materially comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such software or any product or system containing or used in conjunction with such Company Software. The Company has provided to Parent a complete and accurate list of all known bugs, defects and errors in each version and component of the Company Software that has been made available in or as a Company product or service.

(j) No Harmful Code. None of the Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(k) Use of Open Source Code.

(i) Section 2.14(k)(i) of the Disclosure Schedule accurately identifies and describes each item of Company Software that is subject to the GNU General Public License, the Affero General Public License, the GNU Lesser General Public License, the Eclipse Public License, the Common Public License, the Mozilla Public License, or any other license identified as an open source license by the Open Source Initiative (www.opensource.org) (an “Open Source License”). The Company has not used, modified, or distributed any software that is subject to an Open Source License in a manner that: (i) could or does require (or could or does condition the use or distribution of such software on) the disclosure, licensing or distribution of any source code for any Company Software owned by or exclusively licensed to the Company; or (ii) could or does otherwise impose any limitation, restriction or condition on the right or ability of the Company to use or distribute any Company Software owned by or exclusively licensed to the Company. The Company has complied with all of the terms and conditions of each applicable Open Source License, including all requirements pertaining to attribution and copyright notices.

(ii) Section 2.14(k)(ii) of the Disclosure Schedule accurately identifies and describes each material item of software that the Company and its employees have, since the inception of the Company (A) released under an Open Source License or (B) licensed, transferred, assigned or otherwise contributed (whether or not pursuant to a written contribution agreement, and whether or not the Company or contributing employee has retained the copyright in such software) to any organization, project, group or community that develops, maintains and/or releases software under Open Source Licenses. None of these contributions (i) were made in breach of confidentiality, Intellectual Property Rights or other obligations under any Contract to which the Company or the contributing employee is a party, (ii) breach the terms of the Open Source License or other agreement under which they were contributed or released or (iii) infringe, misappropriate or otherwise violate any Intellectual Property Rights of any Person.

(l) No License of Source Code. Except as provided in Section 2.14(l) of the Disclosure Schedule, no source code for any Company Software has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company. The Company does not have any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Software to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code for any Company Software to any other Person who is not, as of the date of this Agreement, an employee of the Company.

(m) Personal Data. Section 2.14(m) of the Disclosure Schedule describes the types of Personal Data collected by or for the Company and identifies and describes each distinct electronic or other database containing (in whole or in part) Personal Data that is maintained by or for the Company at any time (the “Company Databases”), the types of Personal Data in each such database, the means by which the Personal Data was collected and the security policies that have been adopted and maintained with respect to each such database. No material breach or violation of any such security policy has occurred or, to the Knowledge of the Company, is threatened. There has been no unauthorized or illegal use of or access to any of the Personal Data or other data or information in any of the Company Databases in any material respect.

(n) Privacy Policies. Section 2.14(n) of the Disclosure Schedule contains each Company Privacy Policy in effect at any time since the inception of the Company and identifies the period of time during which such Company Privacy Policy was or has been in effect. The Company has complied, and the conduct the business of each such entity as currently conducted and currently planned by each such entity to be conducted will comply, at all times and in all material respects with all of the Company Privacy Policies and with all applicable Privacy Legal Requirements. Neither the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the transactions contemplated by this Agreement or any such other agreement, nor the Company’s collection, disclosure to Parent, possession, or use of any Personal Data or any data or information in the Company Databases, will result in any material violation of any Company Privacy Policy or any Privacy Legal Requirement.

2.15 Agreements, Contracts and Commitments.

(a) List of Contracts. Section 2.15(a) of the Disclosure Schedule identifies, in each subpart that corresponds to the subsection listed below, any Contract, (x) to which the Company is a party, (y) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation, or (z) under which the Company has or may acquire any right or interest,

(i) that is with one of the Company’s top 25 customers by revenue during the last calendar year or the first nine months of the current calendar year;

(ii) pursuant to which the Company has been appointed a partner, OEM, VAR, reseller or distributor;

(iii) pursuant to which the Company has appointed another party as a partner, OEM, VAR, reseller, or distributor;

(iv) that is with the Company’s top 25 suppliers by spend during the last calendar year or the first nine months of the current calendar year;

(v) imposing any restriction on the right or ability of the Company: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person; or (C) to develop or distribute any technology;

(vi) that is a Company Employee Plan;

(vii) relating to the acquisition, transfer, use, development, sharing or license of any Intellectual Property or Intellectual Property Right, together with (A) the Intellectual Property or Intellectual Property Right that is the subject of such Contract; (B) whether the Intellectual Property or Intellectual Property Right is being licensed to or acquired by the Company, or licensed to or acquired by another Person; and (C) a statement of whether such Intellectual Property or Intellectual Property Right is used or incorporated in any product or service of the Company;

(viii) relating to the acquisition, issuance or transfer of any securities;

(ix) relating to the creation of any Lien with respect to any asset of the Company;

(x) involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

(xi) creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(xii) relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Person required to be described in Section 2.16;

(xiii) constituting or relating to any (A) prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Entity or any prime contractor or higher-tier subcontractor, or under which any Governmental Entity or any such prime contractor or subcontractor otherwise has or may acquire any right or interest, or (B) quotation, bid or proposal submitted to any Governmental Entity or any proposed prime contractor or higher-tier subcontractor of any Governmental Entity;

(xiv) that was entered into outside the ordinary course of business or was inconsistent with any past practices of the Company;

(xv) that has a term of more than 60 days and that may not be terminated by the Company (without penalty) within 60 days after the delivery of a termination notice by the Company; and

(xvi) that contemplates or involves: (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $5,000 in the aggregate; or (B) the performance of services having a value in excess of $5,000 in the aggregate.

The Contracts in the respective categories described in clauses (i) through (xvi) above are referred to in this Agreement as “Material Contracts.”

(b) Delivery of Contracts. The Company has delivered or Made Available to Parent accurate and complete copies of all written Contracts identified in Section 2.15(a) of the Disclosure Schedule, including all amendments thereto. Section 2.15(b) of the Disclosure Schedule provides an accurate description of the terms of each Material Contract that is not in written form. Each Contract identified in Section 2.15 of the Disclosure Schedule is valid and in full force and effect and is enforceable by the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c) No Breach. Except as set forth in Section 2.15(c) of the Disclosure Schedule:

(i) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) has, will, or could reasonably be expected to: (A) result in a violation or breach of any of the provisions of any Contract to which the Company is a party; (B) give any Person the right to declare a default or exercise any remedy under any such Contract; (C) give any Person the right to accelerate the maturity or performance of any such Contract; or (D) give any Person the right to cancel, terminate or modify any such Contract;

(ii) the Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Contract; and

(iii) the Company has not waived any of its material rights under any Material Contract.

(d) No Renegotiation. No Person is renegotiating, or has a right pursuant to the terms of any Material Contract to renegotiate, any amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract. No Person has threatened to terminate or refuse to perform its obligations under any Material Contract (regardless of whether such Person has the right to do so under such Contract).

(e) Proposed Contracts. Section 2.15(e) of the Disclosure Schedule identifies and provides a brief description of each currently proposed Contract as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by the Company.

2.16 Interested Party Transactions. To the Knowledge of the Company, no officer, director or stockholder of the Company (nor any immediate family member of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) any interest in any entity which furnished or sold, or furnishes or sells, services, products, technology or Intellectual Property Rights that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company, any goods or services, or (iii) any interest in, or is a party to, any Contract to which the Company is a party; provided, however, that ownership of no more than two percent (2%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 2.16. To the Knowledge of the Company, there are no agreements, contracts, or commitments with regard to contribution or indemnification between or among any of the Stockholders.

2.17 Governmental Authorization. Each consent, license, permit, grant or other authorization (i) pursuant to which the Company currently operates or holds any interest in any of its properties, or (ii) which is required for the operation of the Company’s business as currently conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.

2.18 Litigation. There is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of the Company, threatened, against the Company, its properties (tangible or intangible) or any of its officers or directors in their capacities as such, nor to the Knowledge of the Company is there any reasonable basis therefor. There is no investigation, audit or other proceeding pending or, to the Knowledge of the Company, threatened, against the Company, any of its properties (tangible or intangible) or any of its officers or directors in their capacities as such by or before any Governmental Entity, nor to the Knowledge of the Company is there any reasonable basis therefor. To the Knowledge of the Company, no Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations. There is no action, suit, claim or proceeding of any nature pending or, to the Knowledge of the Company, threatened, against any Person who has a contractual right or a right pursuant to Delaware Law to indemnification from the

Company related to facts and circumstances existing prior to the Effective Time, nor are there, to the Knowledge of the Company, any facts or circumstances that would give rise to such an action, suit, claim or proceeding.

2.19 Minute Books. The minutes of the Company Made Available contain complete and accurate records of all actions taken, and summaries of all meetings held, by the stockholders, the Board of Directors of the Company (and any committees thereof) since the time of incorporation of the Company. At the Closing, the minute books of the Company will be in the possession of the Company.

2.20 Environmental Matters.

(a) Hazardous Material. The Company has not: (i) operated any underground storage tanks at any property that the Company has at any time owned, operated, occupied or leased, or (ii) released any amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a “Hazardous Material”), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

(b) Hazardous Materials Activities. The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law or in a manner that would result in liability to the Company, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to herein as “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity to prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activity.

(c) Permits. The Company currently holds all environmental approvals, permits, licenses, clearances and consents (the “Environmental Permits”) necessary for the conduct of its business as currently being conducted.

(d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Knowledge of the Company threatened, concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company. The Company has no Knowledge of any fact or circumstance which could result in any environmental litigation or liability which could reasonably be expected to impose upon the Company any environmental liability.

(e) Reports and Records. The Company has Made Available all records in the Company’s possession concerning the Hazardous Materials Activities of the Company, if any, relating to its business and all environmental audits and environmental assessments of any Leased Real Property conducted at the request of, or otherwise in the possession of the Company.

2.21 Brokers’ and Finders’ Fees; Third Party Expenses. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby, nor will Parent or the Surviving Corporation incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the Company. Section 2.21 of the Disclosure Schedule sets forth the Company’s current reasonable estimate of all Third Party Expenses expected to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

2.22 Employee Benefit Plans and Compensation.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“CFRA” shall mean the California Family Rights Act of 1993, as amended.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, change of control, termination pay, deferred compensation, performance awards, equity or equity-related awards, welfare benefits, retirement benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation, including any International Employee Plan.

“DOL” shall mean the United States Department of Labor.

“Employee” shall mean any current or former employee, consultant, independent contractor or director of the Company or any ERISA Affiliate.

“Employee Agreement” shall mean each management, employment, severance, separation, settlement, consulting, contractor, relocation, change of control, retention, bonus, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, any offer letter or any agreement providing for acceleration of Company Options or Company Unvested Common Stock, or any other agreement providing for compensation or benefits) between the Company or any ERISA Affiliate and any Employee pursuant to which the Company or any ERISA Affiliate has or may have any liability or obligation.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any other Person under common control with the Company or that, together with the Company, could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company or any ERISA Affiliate, whether formally or informally, or with respect to which the Company or any ERISA Affiliate will or may have any liability, with respect to Employees who perform services outside the United States.

“IRS” shall mean the United States Internal Revenue Service.

“PBGC” shall mean the United States Pension Benefit Guaranty Corporation.

“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“WARN” shall mean the Worker Adjustment and Retraining Notification Act.

(b) Schedule. Section 2.22(b)(1) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. The Company has not made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement. Section 2.22(b)(2) of the Disclosure Schedule sets forth a table setting forth the name, hiring date, title supervisor, annual salary or base wages, commissions, bonus (target, maximum and any amounts paid for the current year) and accrued but unpaid vacation balances of each current employee of the Company as of the date hereof. To the Knowledge of the Company, no employee listed on Section 2.22(b)(2) of the Disclosure Schedule intends to terminate his or her employment for any reason, other than in accordance with any employment arrangements as may be provided for in this Agreement. Section 2.22(b)(3) of the Disclosure Schedule contains an accurate and complete list of all Persons that have a consulting or advisory relationship with the Company.

(c) Documents. The Company has Made Available (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (vi) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in compensation benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company, (vii) all correspondence to or from any governmental agency relating to any Company Employee Plan, (viii) all model COBRA forms and related notices, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all discrimination tests for each Company Employee Plan for the three most recent plan years, (xi) all HIPAA Privacy Notices and all Business Associate Agreements to the extent required under HIPAA and (xii) the most recent IRS determination, opinion, notification or advisory letters issued with respect to each Company Employee Plan.

(d) Employee Plan Compliance. The Company has, in all material respects, performed all obligations required to be performed by it under, is not in material default or violation of, and the Company has no Knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA or the Code. No Company Employee Plan is or has ever been a plan or arrangement that is, or intended to be, qualified under Section 401(a) of the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the

Company or any ERISA Affiliate (other than ordinary administration expenses or with respect to benefits, other than bonuses, commissions or amounts under other compensation plans, that were previously earned, vested or accrued under Company Employee Plans prior to the Effective Time). There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(e) The Company is in compliance in all material respects with all of its bonus, commission and other compensation plans and has paid any and all amounts required to be paid under such plans, including any and all bonuses and commissions (or pro rata portion thereof) that may have accrued or been earned through the calendar quarter preceding the Closing Date, and is not liable for any payments, taxes or penalties for failure to comply with any of the terms or conditions of such plans or the laws governing such plans.

(f) No Pension Plan. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(g) No Self-Insured Plan. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(h) Multiemployer and Multiple-Employer Plan, Funded Welfare Plans and MEWAs. At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code, a “funded welfare plan” within the meaning of Section 419 of the Code, or a Multiple Employer Welfare Arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA).

(i) No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, post-termination or retiree or post-employment life insurance, health or other employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has not ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with life insurance, health or other employee welfare benefits, except to the extent required by statute. Section 2.22(i) of the Disclosure Schedule accurately: (i) identifies each former Employee who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any compensation or benefits (whether from the Company or otherwise) relating to such former Employee’s service with the Company; and (ii) briefly describes such benefits.

(j) Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (alone or in connection with additional or subsequent events) or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Employee, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by the Company or (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code.

(k) Employment Matters. The Company is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to Employees: (i) has withheld and reported in all material respects all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any material arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no material actions, suits, claims or administrative matters pending or, to the Knowledge of the Company, threatened or reasonably anticipated against the Company or any of its Employees relating to any Employee, Employee Agreement or Company Employee Plan. There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or actions against the Company or any Company trustee under any worker’s compensation policy or long-term disability policy. The Company is not party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or governmental authority with respect to employment practices. The services provided by the Company’s and its ERISA Affiliates’ Employees are terminable at the will of the Company and its ERISA Affiliates and any such termination would result in no liability to the Company or any ERISA Affiliate (other than ordinary administration expenses or with respect to benefits, other than bonuses, commissions or amounts under other compensation plans, that were previously earned, vested or accrued under Company Employee Plans prior to the Effective Time). Section 2.22(k) of the Disclosure Schedule lists all liabilities of the Company to any Employee, that result from the termination by the Company or Parent of such Employee’s employment or provision of services, other than those disclosed in Section 2.22(j). Neither the Company nor any ERISA Affiliate has direct or indirect material liability with respect to any misclassification of any person as an independent contractor rather than as an employee, with respect to any employee leased from another employer or with respect to any employee currently or formerly classified as exempt from overtime wages.

(l) Labor. No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage or labor strike against the Company is pending, or to the Knowledge of the Company, threatened or reasonably anticipated. The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor matters involving any Employee, including charges of unfair labor practices. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

(m) No Interference or Conflict. To the Knowledge of the Company, no stockholder, director, officer, Employee or consultant of the Company is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person’s efforts to promote the interests of the Company or that would interfere with the Company’s business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business nor any activity of such officers, directors, Employees or consultants in connection with the carrying on of the Company’s business will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, Employees, or consultants is now bound.

(n) International Employee Plan. Neither the Company nor any ERISA Affiliate currently or has it ever had the obligation to maintain, establish, sponsor, participate in, be bound by or contribute to any International Employee Plan.

2.23 Insurance. Section 2.23 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company or any ERISA Affiliate, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company or any ERISA Affiliate pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company or any ERISA Affiliate has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which its total value (inclusive of defense expenses) would reasonably be expected to exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid, (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Company and its ERISA Affiliates are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies and bonds (or other policies and bonds providing substantially similar coverage) have been in effect since its inception and remain in full force and effect. The Company does not have any Knowledge or reasonable belief of threatened termination of, or premium increase with respect to, any of such policies. Neither the Company nor any affiliate of the Company has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.

2.24 Compliance with Laws. Except as is not material in any case or in the aggregate, the Company has complied with, is not in violation of, any foreign, federal, state or local statute, law or regulation. The Company has not received any notices of suspected, potential or actual violation with respect to, any foreign, federal, state or local statute, law or regulation.

2.25 Export Control Laws. The Company has at all times conducted its export transactions in accordance with (i) all applicable U.S. export and reexport controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (ii) all other applicable import/export controls in other countries in which the Company conducts business. Without limiting the foregoing:

(a) The Company has obtained all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Entity required for the Company with respect to (i) the export, import and reexport of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);

(b) The Company is in compliance with the terms of all applicable Export Approvals;

(c) There are no pending or, to the Company’s Knowledge, threatened claims against the Company with respect to such Export Approvals;

(d) No Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required, or if required, such Export Approvals can be obtained expeditiously without material cost.

(e) Section 2.25(e) of the Disclosure Schedule sets forth the true, complete and accurate export control classifications applicable to the Company’s products, services, software and technologies.

2.26 Foreign Corrupt Practices Act. The Company (including any of its officers, directors, agents, distributors, employees or other Person associated with or acting on its behalf) has not, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Legal Requirements applicable to the Company or to the Knowledge of the Company in any jurisdictions other than the United States (in each case, as in effect at the time of such action) (collectively the “FCPA”), used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly.

2.27 Information Statement. The information furnished on or in any document mailed, delivered or otherwise furnished to Stockholders by the Company in connection with the solicitation of their consent to this Agreement and the Merger, will not contain, at or prior to the Effective Time, any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Each of Parent and Sub hereby represents and warrants to the Company that on the date hereof and as of the Effective Time, as though made at the Effective Time, as follows:

3.1 Organization and Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

3.2 Authority. Each of Parent and Sub has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Sub of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement and any Related Agreements to which Parent and Sub are parties have been duly executed and delivered by Parent and Sub and constitute the valid and binding obligations of Parent and Sub, enforceable against each of Parent and Sub in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general, and (ii) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity.

3.3 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, or any third party is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or Sub is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws; (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not materially impair or delay Parent’s ability to consummate the Merger; and (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

3.4 Capital Resources. Parent has sufficient capital resources to pay the Total Consideration and to consummate all of the transactions contemplated by this Agreement and the Related Agreements.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees to conduct the business of Company, except to the extent that Parent shall otherwise consent in writing, in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of the Company when due (subject to Parent’s review and consent to the filing of Tax Returns, as set forth in Section 4.1(q) below), to pay or perform other obligations when due, and, to the extent consistent with such business, to preserve intact the present business organizations of the Company, keep available the services of the present officers and Employees of the Company and preserve the relationships of the Company with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company at the Effective Time. Except as expressly contemplated by this Agreement and except as expressly set forth in Section 4.1 of the Disclosure Schedule, the Company shall not, without the prior written consent of Parent in accordance with Section 4.3 hereof, from and after the date of this Agreement:

(a) cause or permit any modifications, amendments or changes to the Charter Documents;

(b) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or directly or indirectly repurchase, redeem or otherwise acquire any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable for Company Common Stock) except in accordance with the agreements evidencing Company Options or Company Unvested Common Stock;

(c) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Capital Stock or equity-based awards (whether payable in cash, stock or otherwise) or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating any of them to issue or purchase any such shares or other convertible securities, except for (1) the issuance of Company Common Stock pursuant to the exercise of Company Options outstanding as of the date of this Agreement (including any amendments to such Company Options agreements as are mutually agreed to by Parent and Company), and (2) grants of Company Options under the Plan in the ordinary course of business consistent with past practice, with a per share exercise price at least equal to 100% of fair market value of a share of Company Common Stock, as determined in compliance with Legal Requirements and with a standard Company vesting schedule that does not provide for acceleration upon termination of service or upon a change in control or similar event (including upon any additional or subsequent event);

(d) form, or enter into any commitment to form, a Subsidiary, or acquire, or enter into any commitment to acquire, an interest in any corporation, association, joint venture, partnership or business entity;

(e) make or agree to make any capital expenditure or commitment exceeding $10,000 in the aggregate;

(f) acquire or agree to acquire or dispose or agree to dispose of any assets of the Company or any business enterprise or division thereof outside the ordinary course of the Company’s business and consistent with past practice;

(g) other than non-exclusive licenses or service contracts under standard forms of customer agreements (which forms have been Made Available to Parent) in the ordinary course of business consistent with past practice, enter into any agreement, contract or commitment for the (i) sale, lease, license or transfer of any Company IP or any agreement contract or commitment or modification or amendment to any agreement with respect to Company IP with any Person or with respect to the technology of any Person, (ii) purchase or license of any Intellectual Property Rights or execution, modification or amendment of any agreement with respect to the Intellectual Property Rights of any Person, (iii) agreement or modification or amendment of an existing agreement with respect to the development of any technology with a third party, or (iv) change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by Persons who have licensed Intellectual Property Rights to the Company;

(h) enter into any agreement, contract or commitment containing a restriction of the type described in Section 2.12;

(i) grant any security interest;

(j) enter into any agreement, contract or commitment material to the business, results of operation or financial condition of the Company other than in the ordinary course of business, consistent with past practice;

(k) incur any indebtedness (other than the obligation to reimburse employees for travel and business expenses or indebtedness incurred in connection with the purchase of goods and services, each in the ordinary course of the Company’s business consistent with past practices), amend the terms of any outstanding loan agreement, guarantee any indebtedness of any Person;

(l) except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices make any loan to any Person or purchase debt securities of any Person or amend the terms of any outstanding loan agreement, or issue or sell any debt securities or guarantee any debt securities of any Person;

(m) waive or release any material right or claim of the Company, including any write-off or other compromise of any account receivable of the Company;

(n) commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or against the Company or relating to its business, properties or assets;

(o) pay, discharge, waive or satisfy any claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities incurred in the ordinary course of business;

(p) adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates) other than as required by GAAP;

(q) make or change any election in respect of Taxes other than in the ordinary course of business consistent with past practices, adopt or change any accounting method in respect of Taxes, enter into any agreement in respect of Taxes, settle any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or file any Tax Return (other than any estimated Tax Return, Payroll Tax Return or Sales Tax Return filed in the ordinary course of business consistent with past practices) unless a copy of such Tax Return has been Made Available for review a reasonable time prior to filing and Parent has approved such Tax Return;

(r) adopt or amend any Company Employee Plan, including any indemnification agreement or enter into or amend any Employee Agreement other than entry into at-will employment arrangements with new hires in the ordinary course of business ;

(s) make any declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) of a severance payment or other Change in Control

Payments, termination payment, bonus, special remuneration or other additional salary or compensation (including equity based compensation) to any director, officer or other employee of the Company, except payments made pursuant to written agreements existing on the date hereof and disclosed in Section 4.1(s) of the Disclosure Schedule and annual salary increases for non-officer employees in the ordinary course of business consistent with past practice;

(t) take any action to accelerate or otherwise modify the vesting schedule of any of the outstanding Company Options, Company Unvested Common Stock or Company Common Stock;

(u) cancel, amend (other than in connection with the addition of customers and suppliers to such insurance policies from time to time in the ordinary course of business consistent with past practices) or fail to renew (on substantially similar terms) any insurance policy of the Company;

(v) terminate, materially amend or otherwise materially modify (or agree to do so), materially violate the terms of, or make any payments resulting from agreed upon early termination of, any of the Contracts set forth or described in the Disclosure Schedule; or

(w) take, commit, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(v) hereof, or any other action that would (i) prevent the Company from performing, or cause the Company not to perform, its covenants or agreements hereunder or (ii) cause or result in any of its representations and warranties contained herein being untrue or incorrect.

4.2 No Solicitation.

(a) Until the earlier of (i) the Effective Time, or (ii) the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, the Company shall not (nor shall the Company permit any of its officers, directors, employees, stockholders, agents, representatives or affiliates to), directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, knowingly encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the business, properties or technologies of the Company, or any amount of the Company Capital Stock (whether or not outstanding), whether by merger, purchase of assets, tender offer, license or otherwise, or effect any such transaction, (b) disclose any information not customarily disclosed to any person concerning the business, technologies or properties of the Company, or afford to any Person access to its properties, technologies, books or records, not customarily afforded such access, (c) assist or cooperate with any person to make any proposal to purchase all or any part of the Company Capital Stock or assets of the Company, or (d) enter into any agreement with any person providing for the acquisition of the Company (other than inventory in the ordinary course of business), whether by merger, purchase of assets, license, tender offer or otherwise. The Company shall immediately cease and cause to be terminated any such negotiations, discussions or agreements (other than with Parent) that are the subject matter of clause (a), (b), (c) or (d) above. In the event that the Company or any of the Company’s affiliates shall receive, prior to the Effective Time or the termination of this Agreement in accordance with Section 8.1 hereof, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (a), (c), or (d) above, or any request for disclosure or access as referenced in clause (b) above, the Company shall immediately (x) suspend any discussions with such offeror or party with regard to such offers, proposals, or requests and (y) notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information which the Company can reasonably obtain related thereto as Parent may reasonably request.

(b) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 4.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, representative or affiliate of the Company shall be deemed to be a breach of this Agreement by the Company.

4.3 Procedures for Requesting Parent Consent. If the Company desires to take an action which would be prohibited pursuant to Section 4.1 hereof without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an e-mail to the following individual, and may not take such action until such consent in writing has been received from the following individual:

Villi Iltchev

Telephone: (415) 536-7235

E-mail address: viltchev@salesforce.com

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Access to Information. The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access (upon reasonable prior notice and during normal business hours) during the period from the date hereof and prior to the Effective Time to (i) all of the properties, books, contracts, commitments and records of the Company, including all Company IP, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Parent may reasonably request, and

(iii) all Employees of the Company as identified by Parent. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.1 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof.

5.2 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 5.1 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be subject to the terms of the Confidentiality Agreement dated as of September 29, 2010 (the “Confidential Disclosure Agreement”), between the Company and Parent. In this regard, the Company acknowledges that the Parent Common Stock is publicly traded and that any information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, the Company acknowledges and agrees not to engage in any discussions, correspondence or transactions in the Parent Common Stock in violation of applicable securities laws.

5.3 Public Disclosure. Neither the Company nor any of its representatives shall issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of Parent; provided, however, that (i) subject to Parent’s prior written consent (which shall not be unreasonably withheld or delayed), venture capital funds and private equity funds that have invested in the capital stock of the Company may make contractually-required communications to their investors (which will contain no more information regarding the subject matter of this Agreement or the transactions contemplated hereby than is so contractually required to be disclosed and shall, in any event, not be inconsistent with any public statements made by Parent regarding the subject matter of this Agreement or the transactions contemplated hereby) and (ii) the foregoing restrictions in this Section 5.3 shall not prevent any Person from complying with applicable Legal Requirements compelling any such statement or communication (which statements or communications will contain no more information regarding the subject matter of this Agreement or the transactions contemplated hereby than is so legally required to be disclosed).

5.4 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to cause all conditions to the obligations of the other parties hereto to effect the Merger to occur, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, that Parent shall not be required to agree to (x) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its subsidiaries or affiliates or of the Company, (y) the imposition of any limitation on the ability of Parent, its subsidiaries or affiliates or the Company to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the business of the Company, or (z) the imposition of any impediment on Parent, its subsidiaries or affiliates or the Company under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices (any such action described in (x), (y) or (z), an “Action of Divestiture”). Nothing herein shall require Parent to litigate with any Governmental Entity.

5.5 Notification of Certain Matters. The Company shall give prompt notice to Parent of: (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate such that the conditions set forth in Section 6.2(a)(i) or (ii) would not be satisfied, and (ii) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder such that the conditions set forth in Section 6.2(a)(iii) would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not (a) limit or otherwise affect any remedies available to the party receiving such notice or (b) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by the Company pursuant to this Section 5.5, however, shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

5.6 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.

5.7 Stockholder Approval.

(a) Immediately following the execution of this Agreement, the Company shall solicit and obtain the written consent of the Stockholders in the form of the Stockholder Written Consent, which consent shall constitute the irrevocable approval of the Merger and the transactions contemplated hereby and the approval and adoption of this Agreement by the Stockholder Consent, which shall also include and constitute the irrevocable approval by the Stockholders of: (i) the escrow and indemnification obligations of the Indemnifying Parties set forth in Article VII hereof and the deposit of cash equal to the Escrow Amount into the Escrow Fund, (ii) the appointment of

John Connors as the Stockholder Representative, as provided by Delaware Law and the Charter Documents and (iii) with respect to the holders of Company Preferred Stock and Company SC Preferred Stock, the conversion of each share of Company Preferred Stock and each share of Company SC Preferred Stock into shares of Company Common Stock in accordance with the Company’s Certificate of Incorporation, effective prior to the Effective Time. The Company shall deliver to Parent a copy of the written stockholder consents obtained pursuant to the Stockholder Consent.

(b) The Company shall promptly, but in no event later than five (5) Business Days after the date hereof:

(i) deliver notice to each Stockholder whose consent was not obtained as described in Section 5.7(a) hereof of the approval by the Stockholder Consent of the Merger, this Agreement and the transactions contemplated hereby, including each of the matters set forth in Section 5.7(a) hereof, pursuant to and in accordance with the applicable provisions of Delaware Law and the Charter Documents, and which notice shall include the notice to stockholders required by Section 262 of the Delaware General Corporation Law and Section 1301 of the California Law of the approval of the Merger and that appraisal and dissenters’ rights will be available (the “Stockholder Notice”); and

(ii) submit to the Stockholders for approval (in a manner satisfactory to Parent), by such number of Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that Parent and the Company mutually determine may separately or in the aggregate, constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code, and prior to the Effective Time the Company shall deliver to Parent evidence satisfactory to Parent that (A) a Stockholder vote was solicited in conformance with Section 280G and the regulations promulgated thereunder and the requisite Stockholder approval was obtained with respect to any payments and/or benefits that were subject to the Stockholder vote (the “280G Approval”), or (B) that the 280G Approval was not obtained and as a consequence, that such “parachute payments” shall not be made or provided, pursuant to the waivers of those payments and/or benefits which were executed by the affected individuals prior to the solicitation of the Stockholder approval.

(c) Notwithstanding the foregoing, the Company shall give Stockholders sufficient notice prior to the Closing such that no Stockholder will be able to exercise appraisal or similar rights with respect to this Agreement, the Merger or the transactions contemplated hereby, if such Stockholder has not perfected such rights prior to Closing, pursuant to the applicable provisions of Delaware Law. The Company shall use commercially reasonable efforts to ensure that Stockholders holding no more than five percent (5%) of any series or class of Company Capital Stock continue to have a right to exercise appraisal, dissenters’ or similar rights under applicable law with respect to their Company Capital Stock by virtue of the Merger.

(d) Any materials to be submitted to the Stockholders in connection with the solicitation of their approval of the Merger and this Agreement, and if required pursuant to Section 5.7(b)(ii), any materials submitted to the Stockholders in connection with obtaining the 280G Approval (the “Soliciting Materials”), shall be subject to the reasonable review and approval by Parent (such approval or refusal thereof not to be unreasonably delayed by Parent) and shall include information regarding the Company, the terms of the Merger and this Agreement, and the unanimous recommendation of the Board of Directors of the Company in favor of the Merger and this Agreement, including each of the matters set forth in Section 5.7(a) hereof. The Company will promptly advise Parent in writing if at any time prior to the Closing the Company shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Soliciting Materials in order to make statements contained or incorporated by reference therein not misleading or to comply with applicable law.

(e) The Board of Directors of the Company shall not alter, modify, change or revoke its unanimous approval of the Merger, this Agreement and the transactions contemplated hereby, including each of the matters set forth in Section 5.7(a) hereof nor its unanimous recommendation to the Stockholders to vote in favor of the Merger, this Agreement and the transactions contemplated hereby, including each of the matters set forth in Section 5.7(a) hereof.

5.8 Notice to Holders of Company Options. At least five (5) Business Days prior to the Closing Date, the Company shall deliver notice to the holders of Company Options, which such notice shall be in compliance with the terms of such Company Options, that the Company Options will be treated as set forth in Section 1.6(c)(i) and Section 1.6(c)(ii) and shall have taken all actions necessary to effect the transactions contemplated by Section 1.6(c) as required pursuant to Section 1.6(c)(iv). Any materials to be submitted to the holders of Company Options in connection with the notice required under this Section 5.8 shall be subject to the reasonable review and approval by Parent.

5.9 Termination of Plan. Prior to the Effective Time, the Company shall take all action necessary to terminate the Plan, such termination to be effective at or before the Effective Time.

5.10 Consents. The Company shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any parties to any Contract as are required thereunder in connection with the Merger or for any such Contracts to remain in full force and effect. Such consents, modifications, waivers and approvals shall be in a form acceptable to Parent. In the event that the other parties to any such Contract, including a lessor or licensor of any Leased Real Property, conditions its grant of a consent, modification, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon, or otherwise requires in response to a notice or consent request regarding this Agreement, the payment of a consent fee, “profit sharing” payment or other consideration (including increased rent payments or other payments under the Contract) or the provision of additional security (including a guarantee), the Company shall be responsible for making all such payments or providing all such additional security and shall indemnify, defend, protect and hold harmless Parent from all losses, costs, claims, liabilities and damages arising from the same. In the event the Merger does not close for any reason, Parent shall not have any liability to the Company, the Stockholders or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such consents, modifications, waivers and approvals.

5.11 Terminated Agreements. The Company shall use commercially reasonable efforts to terminate each of the agreements listed on Schedule 6.2(j) hereof (the “Terminated Agreements”), effective as of and contingent upon the Closing, including sending all required notices, such that each such agreement shall be of no further force or effect immediately following the Effective Time. The form and substance of such termination letter shall be provided by Parent and approved by the Company. Upon the Closing, the Company shall have paid all amounts owed under the Terminated Agreements (as a result of the termination of the Terminated Agreements or otherwise), and the Surviving Corporation will not incur any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) under any Terminated Agreement following the Closing Date. The Company shall be responsible for making any payments required to terminate the Terminated Agreements and shall indemnify, defend, protect and hold harmless Parent from all Losses arising from the same and shall reflect such payment or other consideration incurred by the Company as of the Closing Date or anticipated to be incurred or payable after the Closing on the Statement of Expenses. In the event the Merger does not close for any reason, Parent shall not have any liability to the Company, the Stockholders or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such terminations.

5.12 Proprietary Information and Inventions Assignment Agreement. The Company shall use commercially reasonable efforts to cause each current and former employee of the Company to have entered into and executed, and each person who becomes an employee of the Company after the date hereof and prior to the Closing shall be required by the Company to enter into and execute, an Employee Proprietary Information Agreement with the Company effective as of such employee’s first date of employment or service. The Company shall use commercially reasonable efforts to cause each current and former consultant or contractor of the Company to have entered into and executed, and each Person who becomes a consultant or contractor of the Company after the date hereof and prior to the Closing shall be required by the Company to enter into and execute, a Consultant Proprietary Information Agreement with the Company effective as of such consultant or contractor’s first date of service.

5.13 New Employment Arrangements. Prior to the Effective Time, Parent shall have extended an offer of employment to each Other Employee in Parent’s customary form (an “Offer Letter”) to become an employee of Parent effective on the first Business Day after the Closing, on such terms and conditions reasonably acceptable to Parent. The Offer Letters and Key Employee Offer Letters shall include offers to grant Parent restricted common stock that, when combined with certain restricted stock or restricted stock unit awards to be offered to Company consultants, total an aggregate of at least 204,908 shares of Parent restricted common stock/restricted stock units

(together, such number of shares, the “Parent Restricted Shares”), subject to the approval of Parent’s Board of Directors or Compensation Committee of the Board of Directors, and subject to such terms and conditions, including but not limited to vesting, as the of Parent’s Board of Directors or Compensation Committee of the Board of Directors may determine. In the event that less than all of the Parent Restricted Shares are actually offered pursuant to the immediately preceding sentence, Parent and the Stockholder Representative shall agree upon such amendments to this Agreement and take such other actions as are reasonably necessary to allocate the value of the unoffered Parent Restricted Shares to the holders of Company Capital Stock and holders of Vested Company Options (in accordance with their respective Pro Rata Portions) as additional cash consideration in the Merger.

5.14 Payment of Accrued Amounts. All vacation and/or paid time off that has been accrued but unused by any of the Key Employees and Other Employees, all accrued bonuses and all other accrued but unpaid benefits will be paid out, by the Company, as of the Closing Date.

5.15 Closing Date Balance Sheet. The Company shall prepare and deliver the Closing Date Balance Sheet not less than three Business Days prior to the Closing Date and shall cause the Closing Date Balance Sheet to be certified as true and correct in form acceptable to Parent by the Company’s Chief Executive Officer as of the Closing Date. The Closing Date Balance Sheet shall set forth the Closing Date Balance Sheet Indebtedness. Any indebtedness for borrowed money or guarantees of indebtedness of the Company as of the Closing Date (including principal, accrued and unpaid interest on all such indebtedness and any penalties or premiums that would be associated with the full repayment and retirement of such indebtedness) that is not reflected on the Closing Balance Sheet and thus not part of the Indebtedness Adjustment Amount, if any (“Excess Debt”), shall be paid out of the Escrow Amount and shall not be limited to the Deductible Amount.

5.16 Expenses.

(a) Whether or not the Merger is consummated, each party shall be responsible for its own expenses and costs that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. Without limiting or expanding the foregoing, the Company shall be responsible for all fees and expenses incurred by or on its behalf in connection with the Merger including:

(i) all legal, accounting, financial advisory, consulting, finders and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby,

(ii) termination, pre-payments, balloon or similar payments (including penalties) on any outstanding debt (“Debt Expenses”);

(iii) any severance, bonus or similar change-in-control payments to employees, consultants or other service providers (“Employee Payments”); and

(iv) any payments in connection with any change in control obligations (including bonus, severance or change of control payments) as a result of or in connection with the Merger or any of the transactions contemplated by this Agreement, or any payment or consideration arising under any consents, waivers or approvals of any party under any agreement as are required in connection with the transaction for any such agreement to remain in full force and effect following the closing or resulting from agreed-upon modification or early termination of contracts (“Change in Control Payments” and collectively with (i), (ii) and (iii) above, the “Third Party Expenses”).

(b) The Company shall provide Parent with a statement of Estimated Third Party Expenses showing detail of both the paid and unpaid Third Party Expenses incurred by the Company as of the Closing Date, or anticipated to be incurred by the Company after the Closing, not less than three Business Days prior to the Closing Date in a form acceptable to Parent (the “Statement of Expenses”) and the Statement of Expenses shall be certified as true and correct in form acceptable to Parent as of the Closing Date by the Company’s Chief Executive Officer to his Knowledge. The Statement of Expenses will reflect all Third Party Expenses incurred or expected to be incurred by the Company as a result of the negotiation and effectuation of this Agreement and the transactions contemplated hereby (including any Third Party Expenses anticipated to be incurred after the Closing). Any Third Party Expenses incurred by the Company that are not reflected on the Statement of Expenses and were not paid by the Company prior to the Closing Date, and thus are not part of the Third Party Expense Adjustment Amount, if any (“Excess Third Party Expenses”), shall be paid out of the Escrow Amount and shall not be limited by the Deductible Amount.

(c) The Company shall take all necessary action to ensure that Third Party Expenses shall not be incurred by the Company or on behalf of the Surviving Corporation after the Closing Date without the express prior written consent of Parent.

5.17 Spreadsheet. The Company shall deliver to Parent and the Exchange Agent a spreadsheet (the “Spreadsheet”) in a form acceptable to Parent, which spreadsheet shall be certified as complete and correct by the Chief Executive Officer of the Company as of the Closing and which shall include as of the Closing, (i) all Stockholders and their respective addresses, indicating whether such holder is a current or former employee of the Company, or not, the number of shares of Company Capital Stock held by such persons (including whether such shares are Company Common Stock, Company Series A Preferred Stock, Company Series B Preferred Stock or Company SC Preferred Stock, the respective certificate numbers, whether such shares constitute Company Unvested Common Stock (including, for each certificate, the number of shares that are vested as of the Closing)), the date of acquisition of such shares, the Pro Rata Portion applicable to each holder, Per Share Cash Consideration to be paid, the amount of cash to be deposited into the Escrow Fund on behalf of each holder, and such other information relevant thereto or which Parent or the Exchange Agent may reasonably request, and (ii) all holders of Company Options and their respective addresses, whether each such holder is a current or former employee of the Company or not, the number of shares of Company Capital Stock underlying each such Company Option, the grant dates of such Company Options and the vesting arrangement with respect to such Company

Options and indicating, with respect to each Company Option, the strike price for such Company Option, whether such Company Options are incentive stock options or non-qualified stock options, the number of shares of Company Common Stock which will be vested as of the Effective Time under such Company Option, the Per Share Option Consideration to be paid with respect to the vested portion of such Company Option, the amount of cash to be deposited into the Escrow Fund with respect to such Company Option, and such other information relevant thereto or which Parent may reasonably request. The Company shall deliver the Spreadsheet three Business Days prior to the Closing Date.

5.18 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement (a “FIRPTA Compliance Certificate”) in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

5.19 Tax Returns. The Company shall file all Tax Returns required to be filed by it for the fiscal years ended December 31, 2008 and December 31, 2009.

5.20 Indemnification of Company Officers and Directors.

(a) For a period of six (6) years following the Effective Time, the Surviving Corporation or its successor shall fulfill and honor in all respects the obligations of the Company pursuant to any indemnification provisions under applicable law, the Charter Documents as in effect on the date hereof or pursuant to the indemnification agreements listed in Schedule 5.20 attached hereto (the “Indemnification Schedule”) insofar as such indemnification provisions relate to the directors and officers of the Company set forth in the Indemnification Schedule (such directors and officers being herein referred to as the “Company Indemnitees”). The rights of each Company Indemnitee shall be enforceable by each such Company Indemnitee or his or her heirs, personal representatives, successors or assigns. Notwithstanding the foregoing, the obligations of the Surviving Corporation or its successor (i) shall be subject to any limitation imposed by applicable Legal Requirements and (ii) shall not be deemed to release any Company Indemnitee who is also an officer or director of the Company from his or her obligations pursuant to this Agreement or any Related Agreement, nor shall such Company Indemnitee have any right of contribution, indemnification or right of advancement from the Surviving Corporation or its successor with respect with any Loss claimed by any of the Indemnified Parties against such Company Indemnitee in his or her capacity as a Company Stockholder or holder of Company Options pursuant to this Agreement or any Related Agreement. Notwithstanding the foregoing, Parent shall have no obligation to maintain the existence of the Surviving Corporation for any specified period following the Effective Time. The Company hereby represents to Parent that no claim for indemnification has been made as of the date hereof by any director or officer of the Company.

(b) The Company may purchase, prior to or concurrent with the Closing, a prepaid director and officer liability insurance policy on terms reasonably acceptable to Parent (i.e., “tail coverage”) that will remain in effect for a period of up to six (6) years after the Effective Time, provided, however, that to the extent any payments with respect to such tail coverage have not been made by the Company prior to or concurrent with the Closing, then such payments shall be Third Party Expenses of the Company and, accordingly, shall be reflected on the Statement of Expenses.

If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, (ii) transfers or conveys all or substantially all of its properties and assets to any one Person or (iii) is liquidated or dissolved, then, and in each such case, to the extent necessary, Parent shall cause proper provision to be made so that either the successors and assigns of the Surviving Corporation or Parent shall assume the obligations set forth in this Section 5.20.

5.21 Joinder Agreements. The Company shall use all reasonable efforts to cause each Stockholder and each holder of Vested Company Options to execute and deliver to Parent a Joinder Agreement prior to the Effective Time.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company, Parent and Sub to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a) No Order; Injunctions; Restraints; Illegality. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.

(b) Regulatory Approvals. All approvals of Governmental Entities required to be obtained prior to the Effective Time in connection with the Merger and the transactions contemplated hereby shall have been obtained.

6.2 Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Sub:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company in this Agreement that contain materiality qualifications, including “Company Material Adverse Effect” (other than materiality-qualified representations and warranties of the Company which speak as of a specified date, which shall be true and correct in all respects as of such date) shall have been true and correct in all respects on the date they were made and shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date, (ii) the representations and warranties of the Company in this Agreement that do not contain materiality qualifications (other than such unqualified representations and warranties of the Company which speak as of a specified date, which shall be true and correct in all material respects as of such date) shall have been true and correct in all material respects on the date they were made and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date, and (iii) the Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Company as of the Closing.

(b) No Material Adverse Effect. There shall not have occurred a Company Material Adverse Effect since the Balance Sheet Date.

(c) Stockholder Approval. The Stockholder Consent shall have been obtained, adopting and approving this Agreement, the Certificate of Merger, the Merger, and the transactions contemplated hereby and thereby, including the appointment of the Stockholder Representative and the deposit of the Escrow Amount into the Escrow Fund.

(d) 280G Waivers. Each Person who might receive any payments and/or benefits that Parent determines may, separately or in the aggregate, constitute “parachute payments” under Section 280G of the Code shall have executed and delivered to the Company a 280G waiver agreement substantially in the form attached hereto as Exhibit E (the “280G Waiver”), by which such Person agrees to waive any right or entitlement to the payments and/or benefits referred to in Section 5.7(b)(ii) hereof, unless the requisite stockholder approval of those payments and/or benefits are obtained pursuant to Section 5.7(b)(ii) hereof, and such 280G Waiver shall be in effect immediately prior to the Effective Time.

(e) 280G Stockholder Approval. With respect to any payments and/or benefits that Parent determines may constitute “parachute payments” under Section 280G of the Code with respect to any Employees, the Company Stockholders shall have (i) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such “parachute payments” or (ii) shall have voted upon and disapproved such parachute payments, and, as a consequence, such “parachute payments” shall not be paid or provided for in any manner and Parent and its subsidiaries shall not have any liabilities with respect to such “parachute payments.”

(f) Appraisal and Dissenters’ Rights. Stockholders holding no more than five percent of any class or series of Company Capital Stock shall continue to have a right to exercise appraisal, dissenters’ or similar rights under applicable law with respect to their Company Capital Stock by virtue of the Merger.

(g) Unanimous Board Approval. This Agreement, the Merger and the transactions contemplated hereby shall have been unanimously approved by the Board of Directors of the Company, which unanimous approval shall not have been altered, modified, changed or revoked.

(h) Litigation. There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, against Parent or the Company, their respective properties or any of their respective officers, directors or subsidiaries arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement or otherwise seeking any of the results set forth in Section 6.1(a) hereof.

(i) Conversion of Preferred Stock. Each share of Company Preferred Stock and Company SC Preferred Stock shall have been converted into shares of Company Common Stock in accordance with the Company’s Certificate of Incorporation.

(j) Termination of Agreements. The Company shall have terminated each of those agreements listed on Schedule 6.2(j) hereto effective as of and contingent upon the Closing and, from and after the Closing, each such agreement shall be of no further force or effect.

(k) New Employment Arrangements.

(i) Concurrently with the execution of this Agreement, each Key Employee shall have signed a Key Employee Offer Letter, and all but four (4) of the total number of Other Employees shall have signed an Offer Letter and agreed to become an employee of Parent effective on the first Business Day after the Closing; and Parent shall not have revoked or voided a Key Employee’s offer of employment or more than four (4) of the total offers of employment to Other Employees due to such employee’s failure to (a) satisfy Parent’s customary background investigation (which includes the absence of a record of any criminal conviction in all applicable court and police records) or (b) be eligible to work in the United States or (c) execute Parent’s Inventions and Proprietary Rights Assignment Agreement and Code of Conduct.

(ii) With respect to each Key Employee and all but four (4) of the total number of Other Employees, (a) the individual’s Key Employee Offer Letter or Other Employee Offer Letter, as applicable, shall be unrevoked, unvoided and in full force and effect through the Closing and (b) the individual shall not have: (x) terminated his or her employment with the Company; or (y) expressed an intention or interest (whether formally or informally) in, or taken action toward: (A) terminating his or her employment with the Company at or prior to the Closing, or with the Surviving Corporation or Parent following the Closing; (B) not relocating to San Francisco if required by Parent; or (C) attempting to change or changing the terms of his Offer Letter following the Closing.

(iii) Each of the Key Employees shall have entered into a Non-Competition and Non-Solicitation Agreement with Parent.

(l) Payment of Accrued Amounts. The Company shall have paid all of the Key Employees and Other Employees all of their accrued but unused vacation and/or paid time off, all accrued bonuses and all other accrued but unpaid benefits effective as of and contingent upon the Closing.

(m) Resignation of Officers and Directors. Parent shall have received a duly executed director and officer resignation and release letter in the form of Exhibit G hereto from each of the officers and directors of the Company effective as of the Effective Time.

(n) Closing Date Balance Sheet. Parent shall have received from the Company the Closing Date Balance Sheet pursuant to Section 5.15 hereof three Business Days prior to the Closing Date and such Closing Date Balance Sheet shall be certified as true and correct in form acceptable to Parent as of the Closing Date by the Company’s Chief Executive Officer to his Knowledge.

(o) Statement of Expenses. Parent shall have received from the Company the Statement of Expenses pursuant to Section 5.16 hereof three Business Days prior to the Closing Date and such Statement of Expenses shall be certified as true and correct in form acceptable to Parent as of the Closing Date by the Company’s Chief Executive Officer to his Knowledge.

(p) Spreadsheet. Parent and the Exchange Agent shall have received from the Company three Business Days prior to the Closing Date the Spreadsheet pursuant to Section 5.17 which shall have been certified as of the Closing Date as complete and correct by the Chief Executive Officer of the Company to his Knowledge.

(q) Legal Opinion. Parent shall have received a legal opinion from legal counsel to the Company in the form attached hereto as Exhibit H.

(r) Certificate of the Company. Parent shall have received a certificate from the Company, validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing, the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

(s) Certificate of Secretary of the Company. Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying (i) as to the terms and effectiveness of the Charter Documents, (ii) the valid adoption of resolutions of the Board of Directors of the Company (whereby the Merger and the transactions contemplated hereunder were unanimously approved by the Board of Directors) and (iii) that the Stockholder Consent has been obtained, adopting and approving the Merger, this Agreement and the consummation of the transactions contemplated hereby and approving or disapproving any payments or benefits that may be deemed to constitute a “parachute payment” within the meaning of Section 280G of the Code.

(t) Certificate of Good Standing. Parent shall have received a long-form certificate of good standing from the Secretary of State of the State of Delaware which is dated within three (3) Business Days prior to Closing with respect to the Company.

(u) Certificate of Status of Foreign Corporation. Parent shall have received a Certificate of Status of Foreign Corporation of the Company from the applicable Governmental Entity in each jurisdiction where it is required to be qualified to do business, all of which are dated within five Business Days prior to the Closing.

(v) FIRPTA Certificate. Parent shall have received a copy of the FIRPTA Compliance Certificate, validly executed by a duly authorized officer of the Company.

(w) Tax Returns. The Company shall have filed all Tax Returns required to be filed by it for the fiscal years ended December 31, 2008 and December 31, 2009.

(x) Joinder Agreements. Holders of Company Capital Stock and Vested Company Options holding Company Capital Stock and Vested Company Options representing an aggregate Pro Rata Portion equal to no less than 90% of the Pro Rata Portions of all Indemnifying Parties shall have executed and delivered to Parent a Joinder Agreement, and such Joinder Agreements shall be in full force and effect as of and following the Effective Time.

6.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, which may be waived, in writing, exclusively by the Company:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Parent and Sub in this Agreement (other than the representations and warranties of Parent and Sub as of a specified date, which shall be true and correct in all material respects as of such date) shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date, and (ii) each of Parent and Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing Date.

(b) Certificate of Parent. The Company shall have received a certificate executed on behalf of Parent by an officer of Parent to the effect that, as of the Closing, the conditions set forth in Section 6.3(a) have been satisfied.

ARTICLE VII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION ESCROW

7.1 Survival of Representations and Warranties. The representations and warranties of the Company contained in this Agreement and in the Closing Certificates delivered pursuant to this Agreement shall survive for a period of fifteen (15) months following the Closing Date (the date of expiration of such fifteen (15)-month period, the “Survival Date”) and shall thereafter terminate (except with respect to any claim asserted prior to the Survival Date); provided, however, that in the event of fraud or intentional misrepresentation with respect to a representation or warranty, such representation or warranty shall survive indefinitely; provided, further, that the representations and warranties of the Company contained in Section 2.2 (Company Capital Structure), Section 2.4 (Authority), Section 2.6 (Consents) (insofar as it pertains to stockholder approval) and Section 2.11 (Tax Matters) (collectively, the “Special Representations and Warranties”) hereof shall survive until the expiration of all applicable statutes of limitations and the representations and warranties of the Company contained in Section 2.14 (Intellectual Property) (the “IP Representations and Warranties”) shall survive for a period of five (5) years following the Closing Date. The representations and warranties of Parent and Sub contained in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate at the Closing. For the avoidance of doubt, it is the intention of the parties hereto that the foregoing respective survival periods and termination dates supersede any applicable statutes of limitations that would otherwise apply to such representations and warranties.

7.2 Indemnification.

(a) By virtue of the Merger, the Stockholders and holders of Vested Company Options (each, an “Indemnifying Party” and collectively, the “Indemnifying Parties”) agree to severally (based on their respective Pro Rata Portions of each Loss covered by this Section 7.2(a)) but not jointly indemnify and hold harmless Parent and its officers, directors, affiliates, employees, agents and representatives, including the Surviving Corporation (the “Indemnified Parties”), against all claims, losses, liabilities, damages, deficiencies, costs, interest, awards, judgments, penalties and expenses, including reasonable attorneys’ and consultants’ fees and expenses and including any such reasonable expenses incurred in connection with investigating, defending against or settling any of the foregoing (hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by the Indemnified Parties, or any of them (including the Surviving Corporation), directly or indirectly, as a result of:

(i) any breach or inaccuracy of a representation or warranty of the Company or any Person executing a Closing Certificate contained in this Agreement or the Closing Certificates (provided that, in the event of any such breach or inaccuracy, for purposes of determining the amount of any Loss no effect will be given to any qualification as to “materiality” or a “Company Material Adverse Effect” contained therein, it being understood that such qualifications shall be given effect for purposes of determining whether a breach or inaccuracy exists or has occurred);

(ii) any failure by the Company to perform or comply with any covenant applicable to it contained in this Agreement;

(iii) any fraud or intentional misrepresentation with respect to any representation, warranty or covenant of the Company or any Person executing a Closing Certificate contained in this Agreement or the Closing Certificates;

(iv) the amount of Excess Liabilities, if any;

(v) any Dissenting Share Payments;

(vi) any Excess Third Party Expenses;

(vii) any Excess Debt;

(viii) Any Taxes of the Company attributable to a taxable period (or portion thereof) ending on or before the Closing Date, including, for the avoidance of doubt, all Transaction Payroll Taxes, to the extent not reflected in the calculation of the Balance Sheet Adjustment Amount (it being understood that, in the case of Taxes based upon income, sales, proceeds, profits, receipts, wages, compensation or similar items, the amount attributable to the pre-closing period ending on the Closing Date shall be determined on the basis of an interim closing of the books as of the close of business on the Closing Date, and the amount of any other Taxes of the Company attributable to such Tax period shall equal the amount of such Tax for the entire taxable period (excluding any increase in Tax for the period solely as a result of the Merger) multiplied by a fraction, the numerator of which is the number of days in the taxable period up to and including the Closing Date, and the denominator of which is the total number of days in the taxable period); provided, however, that amounts attributable to the pre-closing period ending on the Closing Date shall not include (A) any Taxes resulting from an election being made under Code Section 338(g) or under any comparable provisions of any other state, local or foreign laws with respect to the acquisition of the Company Capital Stock pursuant to this Agreement, or (B) any Taxes incurred on the Closing Date after the Closing that are outside the ordinary course of business; or

(ix) the amount, if any, by which the unrestricted cash and cash equivalents held by the Company as set forth on the Closing Date Balance Sheet exceeds the actual amount of unrestricted cash and cash equivalents held by the Company as of the Closing Date.

The Indemnifying Parties (including any officer or director of the Company) shall not have any right of contribution, indemnification or right of advancement from the Surviving Corporation or Parent with respect to any Loss claimed by an Indemnified Party.

(b) Nothing in this Agreement shall limit the right of Parent or any other Indemnified Party to pursue remedies under any Related Agreement against the parties thereto.

7.3 Maximum Payments; Remedy.

(a) Except in the case of fraud or intentional misrepresentation with respect to any representation, warranty or covenant contained in this Agreement or the Closing Certificates, and except for claims for breaches or inaccuracies of the Special Representations and Warranties, claims against the Escrow Fund shall be the Indemnified Parties sole remedy for indemnity claims under Section 7.2(a)(i) hereof, provided, that, notwithstanding the foregoing, with respect to claims of breaches or inaccuracies of the IP Representations and Warranties, Parent may, in addition to making claims against the Escrow Fund, pursue additional claims directly against the Indemnifying Parties (on a several basis in accordance with their respective Pro Rata Portions and not jointly), provided that the liability of the Indemnifying Parties in respect of such additional claims not made against the Escrow Fund with respect to the IP Representations and Warranties shall be limited in the aggregate to an amount equal to all amounts that are released at any time to any of the Indemnifying Parties from the Escrow Fund. For the avoidance of doubt, the limitations set forth in this Section 7.3(a) shall not apply to claims for indemnity pursuant to clauses (ii) through (ix) of Section 7.2(a) hereof.

(b) The liability of each Indemnifying Party pursuant to (i) Section 7.2(a)(i) with respect to the Special Representations and Warranties and (ii) Section 7.2(a)(ii) through (ix) shall be limited, in the aggregate, to a dollar amount equal to the aggregate portion of the Total Consideration (including such Indemnifying Party’s Pro Rata Portion of the Escrow Amount) received by such Indemnifying Party pursuant to this Agreement; provided, however, that nothing in this Agreement shall limit the liability of an Indemnifying Party in connection with a claim based on fraud or intentional misrepresentation committed by such Indemnifying Party.

(c) Notwithstanding anything to the contrary in this Agreement, all claims by an Indemnified Party for Losses pursuant to this Agreement (other than any such claim relating to any of the representations and warranties set forth in Section 2.2 (Company Capital Structure) or Section 2.4 (Authority) or claims pursuant to Section 7.2(a)(ii) or Section 7.2(a)(iii)) shall be satisfied: (i) first, from the Escrow Fund to the extent it is still available; and (ii) second, against the Indemnifying Parties directly, but only to the extent that such Losses cannot be recovered from the Escrow Fund.

(d) Subject to the limitations set forth in Sections 7.3(a), 7.3(b) and Section 7.3(c), in the case of any claim not made against the Escrow Fund, Parent shall be entitled to bring such claim against any or all of the Indemnifying Parties, and each Indemnifying Party shall be liable for its respective Pro Rata Portion of the total liability owed to the Indemnified Parties in respect of such a claim (except that the foregoing shall not limit the liability of an Indemnifying Party who has committed fraud or intentional misrepresentation with respect to such fraud or intentional misrepresentation) .

(e) Nothing in this Article VII shall limit the liability of the Company or the Indemnifying Parties for any breach of any representation, warranty or covenant contained in this Agreement, any Related Agreements or in any certificates or other instruments delivered pursuant to this Agreement if the Merger does not close.

(f) Notwithstanding anything to the contrary herein, the parties hereto agree and acknowledge that any Indemnified Party may bring a claim for indemnification for any Loss under this Article VII notwithstanding the fact that such Indemnified Party had knowledge of the breach, event or circumstance giving rise to such Loss prior to the Closing or waived any condition to the Closing related thereto.

(g) Notwithstanding anything in this Agreement to the contrary, no Indemnified Party shall have the right to seek or obtain indemnification under this Article VII for any punitive damages, other than with respect to punitive damages owed to a third party in an indemnifiable Third Party Claim.

(h) Any indemnifiable claim with respect to any breach or nonperformance by the Company of a representation, warranty, covenant or agreement shall be net of any insurance proceeds received by the Indemnified Party making such claim (net of any costs of collection, deductible, premium adjustment, reimbursement obligation or other cost resulting from the insurance claim in respect of Losses), provided that no Indemnified Party shall be required to maintain or make claims with respect to any insurance policy.

(i) Notwithstanding anything to the contrary contained in this Agreement, no Indemnified Party shall have any right to seek or obtain indemnification under this Agreement for any Loss or alleged Loss by such Indemnified Party, and the Loss shall not be included in meeting the Deductible Amount in Section 7.4(b)(i), to the extent the dollar amount of such Loss reduces the Total Consideration because it was included in the Balance Sheet Adjustment Amount, the Third Party Expense Adjustment Amount or the Indebtedness Adjustment Amount.

7.4 Escrow Arrangements.

(a) Escrow Fund. By virtue of this Agreement and as partial security for the indemnity obligations provided for in Section 7.2 hereof, at the Effective Time, Parent will deposit with the Escrow Agent the Escrow Amount without any act of the Indemnifying Parties, such deposit of the Escrow Amount to constitute an escrow fund to be governed by the terms set forth herein. The Escrow Amount (plus any interest paid on such Escrow Amount in accordance with Section 7.4(d)(ii) hereof, the “Escrow Fund”) shall be available to compensate the Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Article VII. The Escrow Agent may execute this Agreement following the date hereof and prior to the Closing, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto.

(b) Deductible Amount.

(i) Notwithstanding any provision of this Agreement to the contrary, except in the case of fraud or intentional misrepresentation with respect to any representation, warranty or covenant and except as set forth in Section 7.4(b)(ii), an Indemnified Party may not recover any Losses under Section 7.2(a)(i) hereof unless and until one or more Officer’s Certificates identifying such Losses under Section 7.2(a)(i) hereof in excess of $750,000 in the aggregate (the “Deductible Amount”) has or have been delivered to the Escrow Agent or the Stockholder Representative as provided in Section 7.4(e) hereof, in which case Parent shall be entitled to recover all Losses so identified without regard to the Deductible Amount.

(ii) Notwithstanding the foregoing, Parent shall be entitled to recover for, and the Deductible Amount shall not apply as a threshold to, any and all claims or payments made with respect to all Losses (a) incurred pursuant to clauses (ii) through (xi) of Section 7.2(a) hereof, or (b) resulting from any breach or inaccuracy of any of the Special Representations and Warranties or the IP Representations and Warranties.

(iii) For the purposes hereof, “Officer’s Certificate” shall mean a certificate signed by any officer of Parent: (1) stating that an Indemnified Party has paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, and (2) specifying in reasonable detail the individual items of such Losses, the date each such item was paid, sustained, incurred, or properly accrued, or the basis for such anticipated liability, and, if applicable, the nature of the misrepresentation, breach of warranty or covenant to which such item is related, or, with respect to Losses determined in accordance with the terms of Section 7.6(a) hereof, including a copy of the Adjusted Balance Sheet.

(c) Escrow Period; Distribution upon Termination of Escrow Periods. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., local time at Parent’s corporate headquarters in California, on the Survival Date (the “Escrow Period”) and the Escrow Agent shall distribute the funds in the Escrow Account to the Indemnifying Parties following such termination; provided, however, that the Escrow Fund shall not terminate with respect to any amount in respect of any unsatisfied claims specified in any Officer’s Certificate (“Unresolved Claims”) delivered to the Escrow Agent and the Stockholder Representative prior to the Escrow Period termination date with respect to facts and circumstances existing prior to the Survival Date, and any such amount shall not be distributed to the Indemnifying Parties at such time. As soon as all such claims have been resolved, the Escrow Agent shall deliver the remaining portion of the Escrow Fund, if any, not required to satisfy such or any other Unresolved Claims. Deliveries of the Escrow Amount out of the Escrow Fund to the Indemnifying Parties pursuant to this Section 7.4(c) shall be made in proportion to their respective Pro Rata Portions of the remaining amounts in the Escrow Fund.

(d) Protection of Escrow Fund.

(i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and shall hold and dispose of the Escrow Fund only in accordance with the terms of this Article VII.

(ii) The Escrow Amount shall be invested in a U.S. Bank Money Market deposit Account, as fully described in Exhibit I attached hereto and any interest paid on such Escrow Amount shall be added to the Escrow Fund and become a part thereof and available for satisfaction of claims. Notwithstanding the foregoing, in no event will the interest and other income received with respect to the Escrow Fund that is added to the Escrow Fund exceed in the aggregate 12% of the initial Escrow Amount, and any amounts of interest and other income received with respect to the Escrow Fund in excess thereof will be paid to Parent. The parties hereto agree that Parent shall be treated as the owner of any cash in the Escrow Fund for Tax purposes, and that all interest on or other taxable income, if any, earned from the investment of such cash pursuant to this Agreement shall be treated for Tax purposes as earned by Parent. The parties intend the Escrow Amount to qualify for installment sale reporting under Section 453 of the Code, but no party hereto makes any representation regarding such qualification.

(e) Claims for Indemnification.

(i) Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of an Officer’s Certificate, the Escrow Agent shall, subject to the provisions of Section 7.4(f), Section 7.4(g) and Section 7.6 hereof, deliver to Parent, as promptly as practicable, cash held in the Escrow Fund equal to such Losses.

(ii) In the event that an Indemnified Party pursues a claim directly against any Indemnifying Party, subject to the provisions of Section 7.3, Section 7.4(f), Section 7.4(g) and Section 7.6 hereof, each Indemnifying Party from whom indemnification is sought shall promptly, and in no event later than 30 days after delivery of an Officer’s Certificate to each such Indemnifying Party, wire transfer to the Indemnified Party an amount of cash equal to such Indemnifying Party’s Pro Rata Portion of the Loss.

(iii) If the Stockholder Representative (or the Indemnifying Party in the event that indemnification is being sought hereunder directly from such Indemnifying Party) does not object in writing within the 30-day period after delivery by the Parent of the Officer’s Certificate, such failure to so object shall be an irrevocable acknowledgment by the Stockholder Representative and the Indemnifying Parties (or the applicable Indemnifying Party in the event that indemnification is being sought hereunder directly from such Indemnifying Party) that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Officer’s Certificate.

(f) Objections to Claims against the Escrow Fund. At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Stockholder Representative (and the Indemnifying Party in the event that indemnification is being sought hereunder directly from such Indemnifying Party), and for a period of 30 days after such delivery, the Escrow Agent shall make no delivery to Parent of any Escrow Amount pursuant to Section 7.4(e) hereof unless the Escrow Agent shall have received written authorization from the Stockholder Representative to make such delivery. After the expiration of such 30 day period, subject to the limitations set forth in Section 7.4(e)(i) hereof, the Escrow Agent shall make delivery of cash from the Escrow Fund equal to the amount of Losses claimed in the Officer’s Certificate; provided that no such payment or delivery may be made if the Stockholder Representative, shall object in a written statement to the claim made in the Officer’s Certificate (an “Objection Notice”), and such Objection Notice shall have been delivered to the Escrow Agent and Parent prior to the expiration of such 30 day period.

(g) Resolution of Conflicts; Arbitration.

(i) In case the Stockholder Representative delivers an Objection Notice in accordance with Section 7.4(f) hereof, or in the event that indemnification is being sought hereunder directly from an Indemnifying Party, if such Indemnifying Party shall object to any claim or claims made in any Officer’s Certificate to recover claims directly from such Indemnifying Party within 30 days after delivery of such Officer’s Certificate, the Stockholder Representative (or such objecting Indemnifying Party) and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representative (or such objecting Indemnifying Party) and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of a claim against the Escrow Fund, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof.

(ii) If no such agreement can be reached after good faith negotiation and prior to 30 days after delivery of an Objection Notice, either Parent or the Stockholder Representative (or the objecting Indemnifying Party) may demand arbitration of the matter unless the amount of the Loss that is at issue is the subject of a pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and the Stockholder Representative (or the objecting Indemnifying Party). In the event that, within 30 days after submission of any dispute to arbitration, Parent and the Stockholder Representative (or the objecting Indemnifying Party) cannot mutually agree on one arbitrator, then, within 15 days after the end of such 30 day period, Parent and the Stockholder Representative (or the objecting Indemnifying Party) shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator.

(iii) Any such arbitration shall be held in San Francisco County, California, under the rules then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer’s Certificate shall be final, binding, and conclusive upon the parties to this Agreement and the Indemnifying Parties. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s), and the Escrow Agent shall be entitled to rely on, and make distributions from the Escrow Fund in accordance with, the terms of such award, judgment, decree or order as applicable. Within 30 days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party, including any distributions out of the Escrow Fund, as applicable.

(iv) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Except as set forth in Section 7.4(g)(v) hereof, the foregoing arbitration provision shall apply to any dispute among the Indemnifying Parties and the Indemnified Parties under this Article VII hereof, whether relating to claims upon the Escrow Fund or to the other indemnification obligations set forth in this Article VII.

(v) This Section 7.4(g) shall not apply to claims against the Escrow Fund made in respect of the calculation of Excess Liabilities. Claims against the Escrow Fund made in respect of any Excess Liabilities shall be resolved pursuant to the procedures in Section 7.6 hereof.

(h) Third-Party Claims. In the event Parent becomes aware of a third party claim (other than a claim that relates to the calculation of Excess Liabilities) (a “Third Party Claim”) which Parent reasonably believes may result in a demand against the Escrow Fund or for other indemnification pursuant to this Article VII, Parent shall notify the Stockholder Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party) of such claim, and the Stockholder Representative shall be entitled on behalf of the Indemnifying Parties (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party shall be entitled), at their expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim. Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, however, that except with the consent of the Stockholder Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party), no settlement of any such Third Party Claim with third party claimants shall be determinative of the amount of Losses relating to such matter or whether an Indemnified Party is entitled to indemnification pursuant to this Article VII. If there is a third party claim that, if adversely determined would give rise to a right of recovery for Losses hereunder, then any amounts incurred or accrued by the Indemnified Parties in defense of such third party claim, regardless of the outcome of such claim, shall be deemed Losses hereunder. In the event that the Stockholder Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party) has consented to any such settlement, the Indemnifying Parties (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party) shall have no power or authority to object under any provision of this Article VII to the amount of any Third Party Claim by Parent against the Escrow Fund, or against the Indemnifying Parties directly, as the case may be, with respect to such settlement. Parent shall conduct the defense of any Third Party Claim in good faith. Without limiting the Stockholder Representative’s right to participate in the defense of any Third Party Claim, Parent shall, at the Stockholder Representative’s expense, to the extent permitted by applicable law and any contractual obligations and, except as would not in the good faith judgment of Parent result in a waiver of any applicable legal privilege, (i) upon the request of the Stockholder Representative, promptly make available to the Stockholder Representative any material documents obtained by Parent from the third party claimant in connection with such Third Party Claim which are requested by the Stockholder Representative, (ii) upon the request of the Stockholder Representative, promptly provide to the Stockholder Representative any material documents and information filed with or submitted to any Governmental Entity or arbitrator in connection with such Third Party Claim which are requested by the Stockholder Representative, and (iii) upon the request of the Stockholder Representative, make a representative of Parent available for a reasonable time to consult with the Stockholder Representative as to any material developments related to such Third Party Claim.

(i) Escrow Agent’s Duties.

(i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Stockholder Representative, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith.

(ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other Person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court, rewards of arbitrators and joint written instructions of Parent and the Stockholder Representative. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, reward of arbitrator, instructions or certificate, the Escrow Agent shall not be liable to any of the parties hereto or to any other Person by reason of such compliance, notwithstanding any such order, judgment, decree or award being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

(v) In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

(vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the Escrow Amount and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrow Amounts held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action (the “Agent

Interpleader Expenses”) and which the parties agree to pay as follows: 50% to be paid by Parent and 50% to be paid by the Indemnifying Parties on the basis of the Indemnifying Parties’ respective Pro Rata Portions; provided, however, that in the event any Indemnifying Party fails to timely pay his or her Pro Rata Portion of the Agent Interpleader Expenses, the parties agree that Parent may at its option pay such Indemnifying Party’s Pro Rata Portion of the Agent Interpleader Expenses and recover an equal amount from such Indemnifying Party’s Pro Rata Portion of the Escrow Fund. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

(vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including any litigation arising from this Agreement or involving its subject matter, other than those arising out of the gross negligence or willful misconduct of the Escrow Agent (the “Agent Indemnification Expenses”) as follows: 50% to be paid by Parent and 50% to be paid by the Indemnifying Parties on the basis of the Indemnifying Parties’ respective Pro Rata Portions; provided, however, that in the event any Indemnifying Party fails to timely pay his or her Pro Rata Portion of the Agent Indemnification Expenses, the parties agree that Parent may at its option pay such Indemnifying Party’s Pro Rata Portion of the Agent Indemnification Expenses and recover an equal amount from such Indemnifying Party’s Pro Rata Portion of the Escrow Fund.

(viii) The Escrow Agent may resign at any time upon giving at least 30 days written notice to the Parent and the Stockholder Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Parent and the Stockholder Representative shall use their commercially reasonable efforts to mutually agree on a successor escrow agent within 30 days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

(j) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the standard fee schedule of the Escrow Agent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement but that has been requested by an officer of Parent, or if the parties request a substantial modification of the terms of this Agreement, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation.

(k) Successor Escrow Agents. Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

7.5 Stockholder Representative.

(a) By virtue of the approval of the Merger and this Agreement by the Stockholders, each of the Stockholders shall be deemed to have agreed to appoint John Connors as its agent and attorney-in-fact, as the Stockholder Representative for and on behalf of the Stockholders to give and receive notices and communications, to authorize payment to any Indemnified Party from the Escrow Fund in satisfaction of claims by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party against any Indemnifying Party or by any Indemnifying Party against any Indemnified Party or any dispute between any Indemnified Party and any Indemnifying Party, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Indemnifying Parties from time to time upon not less than 30 days prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. Notwithstanding the foregoing, a vacancy in the position of Stockholder Representative may be filled by the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive any compensation for its services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from the Indemnifying Parties.

(b) The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith and in the exercise of reasonable judgment. The Indemnifying Parties on whose behalf the Escrow Amount was contributed to the

Escrow Fund shall indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative (“Stockholder Representative Expenses”). Following the termination of the Escrow Period, the resolution of all Unresolved Claims and the satisfaction of all claims made by Indemnified Parties for Losses, the Stockholder Representative shall have the right to recover Stockholder Representative Expenses from the Escrow Fund prior to any distribution to the Indemnifying Parties, and prior to any such distribution, shall deliver to the Escrow Agent a certificate setting forth the Stockholder Representative Expenses actually incurred. A decision, act, consent or instruction of the Stockholder Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 8.3 and Section 8.4 hereof, shall constitute a decision of the Indemnifying Parties and shall be final, binding and conclusive upon the Indemnifying Parties; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Indemnifying Parties. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

7.6 Adjustment to Consideration.

(a) Within 45 days following the Closing Date, Parent may, at its election, cause to be prepared and delivered to the Stockholder Representative an unaudited balance sheet of the Surviving Corporation as of the Closing Date (the “Adjusted Balance Sheet”). The Adjusted Balance Sheet will be prepared in accordance with GAAP consistently applied on a basis consistent with the Financials. In the event that, pursuant to the terms of this Section 7.6(a), it is determined that the amount equal to (i) the absolute value of the Company’s total current assets (as defined by and as determined in accordance with GAAP but excluding cash and cash equivalents) at the Closing Date as reflected on the Adjusted Balance Sheet minus (ii) the absolute value of the Company’s total current liabilities (as defined by and as determined in accordance with GAAP but excluding deferred revenue and the amount of any indebtedness for borrowed money) at the Closing Date as reflected on the Adjusted Balance Sheet (collectively, the “Net Assets at Closing”) plus (iii) the Balance Sheet Adjustment Amount is a number less than the Balance Sheet Target, then an amount equal to such difference (“Excess Liabilities”) shall be paid to Parent out of the Escrow Fund in accordance with the terms of Section 7.4(e) hereof. For purposes of this calculation, Third Party Expenses shall not be considered as part of the total current liabilities. Following delivery by Parent to the Stockholder Representative of the Adjusted Balance Sheet, Parent shall give the Stockholder Representative reasonable access during Parent’s regular California business hours to those books and records of the Surviving Corporation in the possession or control of Parent and any personnel which relate to the preparation of the Adjusted Balance Sheet for purposes of resolving any disputes concerning the Adjusted Balance Sheet and the calculation of Net Assets at Closing.

(b) The Stockholder Representative shall have 30 days following delivery of the Adjusted Balance Sheet during which to notify Parent in writing (the “Notice of Objection”) of any good faith objections to the calculation of Net Assets at Closing or the Adjusted Balance Sheet, as it affects such calculation, setting forth a reasonably specific and detailed description of its objections and the dollar amount of each objection. If the Stockholder Representative objects to the Adjusted Balance Sheet or Parent’s calculation of Net Assets at Closing as reflected thereon, Parent and the Stockholder Representative shall attempt to resolve any such objections within 30 days of the receipt by Parent of the Notice of Objection.

(c) If Parent and the Stockholder Representative are unable to resolve any such dispute within the 30 day period following receipt of the Notice of Objection referred to in Section 7.6(b) hereof, Parent and the Stockholder Representative shall submit the dispute to a partner in the audit practice of any nationally recognized accounting firm that is mutually agreeable to both parties (the “Independent Accounting Firm”). Each of the parties to this Agreement shall, and shall cause their respective affiliates and representatives to, provide full cooperation to the Independent Accounting Firm. The Independent Accounting Firm shall (i) act in its capacity as an expert and not as an arbitrator, (ii) consider only those matters as to which there is a dispute between the parties and (iii) be instructed to reach its conclusions regarding any such dispute within 30 days after its appointment and provide a written explanation of its decision. In the event that Parent and the Stockholder Representative submit any dispute to an Independent Accounting Firm, each such party may submit a “position paper” to the Independent Accounting Firm setting forth the position of such party with respect to such dispute, to be considered by such Independent Accounting Firm as it deems appropriate. Fifty percent of any expenses relating to the engagement of the Independent Accounting Firm (“Independent Accounting Firm Expenses”) shall be paid by Parent and 50% of such expenses shall be paid by the Indemnifying Parties; provided, however, that in the event any Indemnifying Party fails to timely pay his or her Pro Rata Portion of the Independent Accounting Firm Expenses, the parties agree that Parent may at its option pay such Indemnifying Party’s Pro Rata Portion of the Independent Accounting Firm Expenses and recover an equal amount from such Indemnifying Party’s Pro Rata Portion of the Escrow Fund.

(d) If the Stockholder Representative does not deliver a Notice of Objection in accordance with Section 7.6(b) hereof (i.e., within a 30 day period), the Adjusted Balance Sheet (together with Parent’s calculation of Net Assets at Closing reflected thereon), shall be deemed to have been accepted by all of the parties to this Agreement. In the event that the Stockholder Representative delivers a Notice of Objection in accordance with the provisions above and Parent and the Stockholder Representative are able to resolve such dispute by mutual agreement, the Adjusted Balance Sheet, together with Parent’s calculation of Net Assets at Closing reflected thereon, to the extent modified by mutual agreement of such parties, shall be deemed to have been accepted by all of the parties to this Agreement. In the event that the Stockholder Representative delivers a Notice of Objection in accordance with the provisions set forth above and Parent and the Stockholder Representative are unable to resolve such dispute by mutual agreement, the determination of the Independent Accounting Firm shall be final and binding on the parties, and the

Adjusted Balance Sheet, together with Parent’s calculation of Net Assets at Closing reflected thereon, to the extent modified by the Independent Accounting Firm, shall be deemed to have been accepted by all of the parties to this Agreement. Subject to the foregoing provisions, the calculation of Net Assets at Closing reflected on any such Adjusted Balance Sheet shall be conclusive and binding on all of the parties to this Agreement for purposes of this Section 7.6, no further adjustments shall be made thereto and none of Parent, the Stockholder Representative or the Indemnifying Parties shall have any further right to challenge such calculation of Net Assets at Closing, whether pursuant to the terms of Section 7.4 hereof or otherwise.

7.7 Tax Consequences of Indemnification Payments. Any payments made to an Indemnified Party pursuant to any indemnification obligations under this Article VII will be treated as adjustments to the purchase price for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by law.

7.8 Sole and Exclusive Remedy. Notwithstanding any other provision of this Agreement to the contrary, this Article VII shall be the sole and exclusive remedy of the Indemnified Parties from and after the Effective Time for any claims arising under this Agreement, including claims of inaccuracy in or breach of any representation, warranty or covenant in this Agreement; provided, however, that (i) this Section 7.8 shall not be deemed a waiver by any party of any right to specific performance or injunctive relief and (ii) nothing in this Agreement shall limit the liability of an Indemnifying Party (and this Article VII shall not be the sole and exclusive remedy in respect of such Indemnifying Party) in connection with a claim based on fraud or intentional misrepresentation committed by such Indemnifying Party.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. Except as provided in Section 8.2 hereof, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

(a) by mutual agreement of the Company and Parent;

(b) by Parent or the Company if the Closing Date shall not have occurred by February 28, 2011; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes breach of this Agreement;

(c) by Parent if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint which is in effect and which has the effect of making the Merger illegal.

(d) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would constitute an Action of Divestiture;

(e) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Section 6.2(a) hereof would not be satisfied and such breach has not been cured within ten calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

(f) by the Company if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Parent contained in this Agreement such that the conditions set forth in Section 6.3(a) hereof would not be satisfied and such breach has not been cured within ten calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, the Company or their respective officers, directors or stockholders, if applicable; provided, however, that each party hereto and each Person shall remain liable for any breaches of this Agreement, Related Agreements or in any certificate or other instruments delivered pursuant to this Agreement prior to its termination; and provided further, however, that, the provisions of Sections 5.2 (Confidentiality), 5.3 (Public Disclosure), 5.16 (Expenses) and 7.3(e) (Maximum Payments; Remedies) hereof, Article IX (General Provisions) hereof and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VIII.

8.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 8.3, the Indemnifying Parties are deemed to have agreed that any amendment of this Agreement signed by the Stockholder Representative shall be binding upon and effective against the Indemnifying Parties whether or not they have signed such amendment.

8.4 Extension; Waiver. At any time prior to the Closing, Parent, on the one hand, and the Company and the Stockholder Representative, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 8.4, the Indemnifying Parties are deemed to have agreed that any extension or waiver signed by the Stockholder Representative shall be binding upon and effective against all Indemnifying Parties whether or not they have signed such extension or waiver.

ARTICLE IX

GENERAL PROVISIONS

9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement such as Section 4.3, by email); provided, however, that notices sent by mail will not be deemed given until received:

(a)	if to Parent or Sub, to:

salesforce.com, inc.

The Landmark

One Market Street, Suite 300

San Francisco, CA 94105

Attention: Senior Vice President, Corporate Development and Strategy

Facsimile No.: (415) 358-8051

with a copy to:

salesforce.com, inc.

The Landmark

One Market Street, Suite 300

San Francisco, CA 94105

Attention: General Counsel

Facsimile No.: (415) 536-4616

and to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Attention: Todd Cleary

Facsimile No.: (650) 493-6811

(b)	if to the Company or the Stockholder Representative, to:

Heroku, Inc.

321 11th St.

San Francisco, CA 94103

Attention: Byron Sebastian, Chief Executive Officer

Facsimile No.: (415) 520-5622

John Connors

c/o

Ignition Partners

11400 SE 6th Street, Suite 100

Bellevue, WA 98004-6423

Facsimile No.: (425) 709-0798

with a copy to:

Orrick, Herrington & Sutcliffe LLP

1000 Marsh Road

Menlo Park, CA 94025

Attention: John V. Bautista

                Mark W. Seneca

Facsimile No.: (650) 614-7401

(c)	If to the Escrow Agent, to:

U.S. Bank National Association

One California Street, Suite 1000

San Francisco, CA 94111

Attention: Sheila Soares

Facsimile No.: (415) 273-4590

9.2 Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

9.4 Entire Agreement; Assignment. This Agreement, the Exhibits hereto, the Disclosure Schedule, the Confidential Disclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (ii) are not intended to confer upon any other person any rights or remedies hereunder, and (iii) shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.

9.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.6 Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.7 Governing Law; Exclusive Jurisdiction. Except to the extent a provision of Article I of this Agreement is required by law to be governed by Delaware Law; all other provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 7.4(g) hereof, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within San Francisco County, State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Subject to Section 7.4(g) hereof, and except as may be required under Delaware Law with respect to those provisions of Article I of this Agreement that are mandatorily governed by Delaware Law, each party agrees not to commence any legal proceedings related hereto except in such courts.

9.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.9 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

9.10 USA Patriot Act Compliance. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. The parties each agree to provide all such information and documentation as to themselves as requested by Escrow Agent to ensure compliance with federal law.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Sub, the Company, the Escrow Agent and the Stockholder Representative have caused this Agreement to be signed, all as of the date first written above.

SALESFORCE.COM, INC.

By:	/s/ John Somorjai

Name:	John Somorjai

Title:	SVP, Corporate Development

HEROKU, INC.

By:	/s/ Byron Sebastian

Name:	Byron Sebastian

Title:	Chief Executive Officer

HI’IAKA ACQUISITION CORPORATION

By:	/s/ Sam Fleischmann

Name:	Sam Fleischmann

Title:	SVP & General Counsel, Corporate

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Sheila K. Soares

Name:	Sheila K. Soares

Title:	Vice President

STOCKHOLDER REPRESENTATIVE

/s/ John Connors
John Connors

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER